AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _______________
                                                 REGISTRATION NO. 333-66853

===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO
                                  FORM SB-2


           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Credit Concepts, Inc.
                ----------------------------------------------
                (Name of small business issuer in its charter)


    Oregon                            6141                     93-1236587
---------------------        ---------------------        -------------------
(State or jurisdic-            (Primary Standard             (IRS Employer
tion of incorporation          Industrial Classi-         Identification No.)
or organization)             fication Code Number)

    2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401    (541) 342-8545
  --------------------------------------------------------------------------
        (Address and telephone number of principal executive offices)


                                    (Same)
             ---------------------------------------------------
             (Address of principal place of business or intended
                         principal place of business)

                           Tom W. Palmer, President
                        2149 Centennial Plaza, Suite 2
                             Eugene, Oregon 97401
                                (541) 342-8545

                                   Copy to:

                               Mike Liles, Jr.
                             Karr Tuttle Campbell
                        1201 Third Avenue, Suite 2900
                          Seattle, Washington 98101
                                (206) 224-8068
          ---------------------------------------------------------
          (Name, address and telephone number of agent for service)


Approximate date of commencement of proposed sale to the public:  May 5, 1999


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

===============================================================================

                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
   Title of Each      Dollar          Proposed        Proposed
      Class of        Amount          Maximum         Maximum       Amount of
   Securities To      To Be        Offering Price    Aggregate     Registration
   Be Registered    Registered        Per Unit     Offering Price      Fee
-------------------------------------------------------------------------------
Investment
Certificates      $5,000,000.00    $1,000,000.00     $5,000,000.00     $2,780
-------------------------------------------------------------------------------

     NOTE. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offering and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus dated January __, 2000


                            CREDIT CONCEPTS, Inc.

               SHORT-TERM and LONG-TERM INVESTMENT CERTIFICATES

                          Minimum Investment: $5,000



     YOU MAY LIQUIDATE YOUR INVESTMENT CERTIFICATES AT ANY TIME PRIOR TO MATURITY UPON 90 DAYS NOTICE TO CREDIT CONCEPTS, BUT IF YOU DO, YOU WILL EARN NO INTEREST ON THE INVESTMENT CERTIFICATES DURING THE NOTICE PERIOD.


     The interest rate for the investment certificates is fixed and is determined at the time of sale. Investment certificates purchased as different times may have different rates of interest. The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     For certain risks of which you should be aware, see Risk Factors beginning at page __.

                              TABLE OF CONTENTS
                              -----------------
                                                                      PAGE
Offering Summary

Risk Factors

Use of Proceeds

Capitalization

Statement of Income

Management's Discussion and Analysis of Results of Operations

Business

Property

Management

Principal Shareholders

Description of Securities

Plan of Distribution

Legal Matters

Experts

Additional Information

Financial Statements

Subscription Form

------------------------------------------------------------------------------
                               OFFERING SUMMARY
                               ----------------



CREDIT CONCEPTS:
----------------
     Credit Concepts, Inc. is in the business of purchasing retail installment contracts that have been originated by regional used automobile dealers in connection with the financing of used vehicles. The interest receivable on the contracts is significantly greater than Credit Concepts' cost of borrowed funds. Credit Concepts seeks to collect the principal and interest due, and to recover on the vehicles that serve as collateral on defaulted contracts, with sufficient efficiency to cover all its costs and return a profit. Credit Concepts' operations consist primarily of evaluating which contracts to purchase, negotiating the terms of the purchase, and arranging for Credit Concepts' financing of the purchase.


     Credit Concepts holds a Consumer Finance License by the Oregon Department of Consumer and Business Services, which allows Credit Concepts to make loans directly to purchasers of used automobiles in addition to purchasing the loan in the form of contracts from the dealers after the loans have been made.


     Credit Concepts commenced operations in October, 1997. Its principal offices are located at 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, and its telephone number is (541) 342-8545.

SECURITIES:
-----------
     $5,000,000 of investment certificates, consisting of $2,500,000 of fixed-rate short-term investment certificates and $2,500,000 of fixed-rate long-term investment certificates, in denominations of $1,000.

TERM:
-----
     The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.

INTEREST RATE:
--------------

     Interest on the investment certificates accrues at a fixed rate, which is determined at the time of sale. The interest rate for investment certificates sold in any month is determined by reference to the prime rate of interest as reported by the Wall Street Journal on the last day of the previous month. The interest rate for short-term investment certificates is 1.50% over the prime rate, but shall not exceed 11.00% nor be less than 6.00%. The interest rate for long-term investment certificates is 2.00% over the prime rate, but shall not exceed 12.00% nor be less than 6.00%.


MINIMUM INVESTMENT:
-------------------
     $5,000.

INVESTMENT LIMITATIONS:
-----------------------
     In order to be eligible to invest in this offering, you must have either a net worth of at least $150,000 OR a net worth of at least $75,000 plus a net income of at least $75,000. In addition, purchases of investment certificates in the aggregate may not exceed 10% of your net worth. IN CALCULATING "NET WORTH," THE VALUE OF HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES IS EXCLUDED, AND ALL ASSETS ARE VALUED AT FAIR MARKET VALUE.

COLLATERAL:
-----------
     The investment certificates are not secured by any form of collateral.

SUBORDINATION:
--------------

     The investment certificates are subordinated to all bank indebtedness for moneys borrowed. At October 31, 1999, Credit Concepts had $2,647,954 of bank indebtedness outstanding. This bank indebtedness is secured by all of the Credit Concepts' assets, including contracts receivable.


SINKING FUND:
-------------
     Credit Concepts will not maintain a sinking fund for the investment certificates.

NO TRUSTEE:
-----------
     The investment certificates are not subject to the Trust Indenture Act of 1939, and there is no indenture or indenture trustee empowered to act on your behalf should Credit Concepts default in the payment to you of principal or interest on the investment certificates.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                            FINANCIAL INFORMATION
                            ---------------------

     Set forth below is summary financial data for Credit Concepts' operations from inception to December 31, 1997 and for the seven months ended July 31, 1998 and for the fiscal year ended July 31, 1999, as well as a balance sheet showing Credit Concepts' financial position at July 31, 1999 and October 31, 1999. In interpreting this information please refer to the financial statements and footnotes at the end of this prospectus.



INCOME STATEMENT                       1999          1998            1997
-----------------                   ----------    ----------     -----------
Total Revenues                      $1,300,110    $ 471,256      $    6,147
      Interest Expense              $  468,719    $ 154,671      $    3,815
      Provision for Credit Losses   $  336,558    $ 231,129      $        -
      Salaries                      $  200,631    $  79,584      $   30,408
      Total Expenses                $1,231,120    $ 536,828      $   49,305
   Net Income (Loss)                $   68,990    $ (65,572)     $  (43,158)

                                                 October 31      July 31,
BALANCE SHEET                                       1999           1999
-------------                                    ----------     -----------
Assets
  Cash                                           $   89,959     $   81,904
  Net Finance Receivables                        $3,949,534     $4,024,841
Total Assets                                     $4,161,232     $4,229,237

Liabilities
  Bank Line of Credit                            $2,647,954     $2,695,509
        Subordinated Notes Payable to
           Stockholders                          $  882,304     $  938,908
  Total Liabilities                              $3,832,959     $3,928,977
  Total Stockholders' equity                     $  328,273     $  300,260
  Total Liabilities and Stockholders' equity     $4,161,232     $4,229,237

-------------------------------------------------------------------------------

                                 RISK FACTORS
                                 ------------
     THE FOLLOWING ARE CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER OR NOT TO PURCHASE INVESTMENT CERTIFICATES IN THIS OFFERING. THESE RISK FACTORS ARE NOT PRESENTED IN ANY PARTICULAR ORDER OF SIGNIFICANCE.


     LOW PRIORITY OF INVESTMENT CERTIFICATES MAY INTERFERE WITH THEIR REPAYMENT. Investment certificates are unsecured general obligations of Credit Concepts. There is no collateral or security interest securing repayment of the investment certificates, and repayment of the investment certificates is not guaranteed or insured by any governmental agency or other third party. As an unsecured general creditor of Credit Concepts, in the event of liquidation of Credit Concepts, you as a holder of investment certificates would share equally with other general creditors of Credit Concepts in the remaining unsecured assets of Credit Concepts, if any. However, investment certificates are subordinated to Credit Concepts' past and future bank indebtedness, and the bank indebtedness is secured by all of Credit Concepts' assets, including contracts receivable.
These contracts receivable, which constitute Credit Concepts' principal asset, would first be applied to satisfy that bank indebtedness upon any liquidation of Credit Concepts before being available to general creditors such as you as a holder of the investment certificates. At October 31, 1999, Credit Concepts had $2,647,954 of secured bank borrowings outstanding and $213,500 of unsecured borrowings of all kinds.


     PAYMENT OF ENTIRE INVESTMENT CERTIFICATE AT MATURITY MAY IMPEDE CREDIT CONCEPTS' ABILITY TO PAY. The investment certificates do not provide for the payment of any amount of principal prior to maturity, whether in installments or otherwise, nor has Credit Concepts established a reserve for the payment of principal or interest through a payment pool or sinking fund. Accordingly, the entire amount of the principal must be paid by Credit Concepts at the date of maturity or at such earlier date as may be required under a pre-maturity liquidation notice. The ability of Credit Concepts to pay you upon maturity of the investment certificates or upon a pre-maturity liquidation notice will depend upon the status of Credit Concepts' cash and credit resources at the time such payment is required.

     ANY RESALE OF THIS INVESTMENT TO OTHERS MAY BE DIFFICULT DUE TO THE LACK OF A TRADING MARKET FOR THE INVESTMENT CERTIFICATES. Although the investment certificates may be transferred on Credit Concepts' investment certificate ownership records by signing the form of assignment on the back of the investment certificate and delivering it to the new owner, there is no trading market for Credit Concepts' investment certificates, and Credit Concepts does not expect that a trading market will arise in the future. Accordingly, you should be prepared to rely solely upon Credit Concepts' ability to repay the investment certificates as general unsecured obligations when they become due.


     CREDIT CONCEPTS HAS A LIMITED OPERATING AND PROFIT HISTORY. Credit Concepts commenced operations in October, 1997 and for the three months ended October 31, 1999 has generated $317,458 of revenues and $28,013 of net operating profit. For the fiscal year ended July 31, 1999, Credit Concepts generated revenues of $1,300,110 and $68,990 of net operating profit. At October 31, 1999, Credit Concepts had approximately $89,959 in cash, $3,949,534 in net finance receivables, after deducting an allowance for credit losses of $325,321 and unearned discounts on contracts of $3,807 and adding capitalized loan origination costs of $53,763, approximately $3,832,959 of indebtedness of all types and a shareholders' equity of approximately $328,273. There can be no assurance that Credit Concepts' operations will generate sufficient revenues, earnings or cash flows to pay the principal and interest on the investment certificates when they become due.


     CREDIT CONCEPTS IS DEPENDENT UPON ONGOING FINANCING, BUT HAS NO ARRANGEMENTS FOR ADDITIONAL FINANCING OTHER THAN THIS OFFERING. The nature of Credit Concepts' business is such that it is required to engage in ongoing financing in order to have the funds to continue to purchase contracts. Credit Concepts has begun to reach the limits of its presently available bank credit and is now seeking to finance its contracts through the sale of unsecured investment certificates. Credit Concepts has not previously attempted to finance its purchase of contracts in this manner, and the success of this approach is uncertain. Should Credit Concepts fail to sell sufficient investment certificates on an ongoing basis to enable it to purchase a satisfactory amount of contracts, Credit Concepts will be required to seek other methods of financing the contracts or Credit Concepts would self-liquidate over time as investment certificates and contracts mature. Credit Concepts does not presently have any arrangements for alternate financing and may not be able to timely arrange alternate financing on acceptable terms should it seek to do so. There can be no assurance that Credit Concepts' founders will be willing to continue to guarantee bank lines-of-credit as they have for existing bank lines-of-credit or that Credit Concepts will be able to continue to secure bank lines-of-credit in the future beyond existing renewal dates.

     CREDIT CONCEPTS' PLANNED SUBSTANTIAL INCREASES IN CORPORATE INDEBTEDNESS AND RELATED DEBT-SERVICE OBLIGATIONS INCREASE THE RISK THAT THE INVESTMENT CERTIFICATES MAY NOT BE REPAID WHEN DUE. Credit Concepts plans significant growth in its business in ensuing years through the purchase of contracts and the origination of loans. Virtually all of this increase in business is expected to be financed by a corresponding increase in indebtedness of all types, including bank indebtedness that will be secured and prior in right of payment to the investment certificates in this offering, as well as unsecured debt that will be on a parity with the investment certificates. Although this increase in business is expected to increase assets and revenues and generate earnings, it will concurrently increase the level of debt service required, and should Credit Concepts' anticipated operational success fail to materialize as planned, the increased burden of this debt service could adversely affect Credit Concepts' ability to timely pay interest and principal on the certificates when they become due.

     ANY SIGNIFICANT ADJUSTMENTS TO DEBT SERVICE COVERAGE ESTIMATES, WHICH ARE UNCERTAIN BECAUSE OF LACK OF CREDIT LOSS EXPERIENCE FOR CONTRACTS RECEIVABLE, COULD RESULT IN DEFAULT ON FINANCIAL COVENANTS FOR BANK INDEBTEDNESS, WHICH INDEBTEDNESS HAS PRIORITY OVER THE INVESTMENT CERTIFICATES. Because the provision for credit losses on Credit Concepts' financial statements is such a significant portion of the charge against its revenues in the determination of net income, any significant adjustments to the allowance for credit losses through significant charges against the provision for credit losses is apt to have a material effect upon net income, which could be adverse. In this regard, the contracts in Credit Concepts' loan portfolio are primarily "higher risk" loan contracts originated by dealers in used vehicles. Furthermore, the statistics for credit losses on used vehicle contracts in the industry within recent years reflect to some extent the health of the U.S. economy during that period, and may not prove valid during periods of recession. Any significant adverse adjustments to the allowance for credit losses could result in a default under the loan covenants for Credit Concepts' bank indebtedness. That bank indebtedness has priority in right of payment over the investment certificates in this offering.

     THE RECEIPT BY CREDIT CONCEPTS OF MULTIPLE PRE-MATURITY LIQUIDATION NOTICES COULD PRECIPITATE A LIQUIDITY CRISIS AND IMPAIR TIMELY PAYMENT OF INVESTMENT CERTIFICATES. Should Credit Concepts receive over a short period of time an unexpectedly large number of pre-maturity liquidation notices from investors in the certificates, Credit Concepts may not then have available sufficient cash and credit resources to retire these certificates in an orderly fashion and may be required under the circumstances to liquidate contracts in the market on unfavorable terms in order to meet its obligations under the terms of the certificates, to Credit Concepts' detriment. Such an event might occur because of liquidity requirements of investors in the event of a sharp economic recession, or because of a sudden appearance of alternative investments with more attractive rates within the areas in which Credit Concepts' investment certificates have been sold, as well as for other possible reasons. There can be no assurance, should Credit Concepts receive an unanticipated volume of liquidation notices within a short period of time, that Credit Concepts would be able to sell sufficient contracts to meet these obligations, and Credit Concepts might be required to make payment beyond the 90 day period provided in the certificates, which would constitute a default under the terms of the certificates and the cross-default provisions of Credit Concepts' secured bank loans.

     INVESTORS MAY NOT BE ABLE TO TIMELY PROTECT THEMSELVES IN THE EVENT OF A DEFAULT ON BANK LOAN COVENANTS BECAUSE, ALTHOUGH A DEFAULT ON BANK INDEBTEDNESS WOULD ACCELERATE BANK DEBT MATURITIES, A DEFAULT ON BANK INDEBTEDNESS WOULD NOT ACCELERATE INVESTMENT CERTIFICATE MATURITIES. Credit Concepts' loan agreements and promissory notes in connection with Credit Concepts' bank lines-of-credit require Credit Concepts to comply with and maintain various financial and other covenants in order to avoid default. Any default upon Credit Concepts' bank lines-of-credit, which are secured by all of Credit Concepts' assets, including contracts receivable, and senior in right of payment to the investment certificates, could immediately severely and adversely affect Credit Concepts' ability to pay the investment certificates. The investment certificates do not have cross-default provisions, so that any default upon Credit Concepts' bank indebtedness or other obligations would not result in an acceleration of maturities or provide other default remedies to you as a holder of the investment certificates.


     CREDIT CONCEPTS IS SUBJECT TO RISKS FROM ITS LACK OF KEY PERSONNEL EMPLOYMENT AGREEMENTS AND INSURANCE. Credit Concepts is highly dependent upon the skills and efforts of its employees, including those that serve as its management, for the operation of its business. However, Credit Concepts does not have employment contracts with any of its management or employees, nor does it maintain key man insurance on any of their lives, except for insurance payable to Credit Concepts' bank. There is no guarantee that any of Credit Concepts' current employees will continue to be employed by Credit Concepts in the future, and if key employees should unexpectedly leave the employment of Credit Concepts, voluntarily or by reason of death or disability, such could have a material adverse effect on Credit Concepts and its ability to pay investment certificates.



     CREDIT CONCEPTS COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE LOCAL ECONOMIES OF LANE COUNTY, OREGON AND NEIGHBORING COUNTIES. The availability and credit-worthiness of the underlying borrowers on Credit Concepts' contracts are influenced by the state of the economy for Lane County, Oregon and neighboring counties, the market area for the used automobile dealers that originate Credit Concepts' contracts. Should there be an economic downturn within this area, whether as a result of weakness in the economy of the region or in the U.S. economy as a whole, the ability of Credit Concepts to collect on its contracts and ultimately to pay on its certificates could be adversely affected. The same effect would apply to loans made directly to the purchasers of vehicles under Credit Concepts' recently-obtained Oregon consumer finance license.



     CREDIT CONCEPTS COULD STILL SUFFER BUSINESS DISRUPTION FROM YEAR 2000 COMPUTER APPLICATION FAILURE. Because the real-time clocks in some existing computer chips do not properly recognize a year that begins with "20" rather than "19," certain computer applications based upon those chips could fail or create erroneous results now that the Year 2000 has commenced. Because many of these chips are embedded in existing items of equipment and are non-programmable, components or all of the equipment must be replaced to obviate these failures or erroneous results. To the extent that faulty chips have not been replaced in critical components of equipment, a variety of services to Credit Concepts could fail, causing disruption to Credit Concepts' business. Prior to January 1, 2000, Credit Concepts made inquiry of its computer, communications, power and automobile suppliers, and, in particular, inquired of its automobile dealers whether any computer chip component in any make of used automobile that serves as collateral for Credit Concepts contracts contains a real-time clock that could be subject to failure, and received assurances that no failures would occur. Fortunately, subsequent to midnight on December 31, 1999 nothing has occurred that would suggest that the computers of Credit Concepts or of its suppliers, or imbedded in the vehicles that serve as collateral for its contracts receivable, are not Year 2000 compliant, and there has been no disruption of any type in Credit Concepts' business. However, in view of the subtlety of the problem and the unfamiliarity with the depth of the problem by many in the business community, it is possible that Credit Concepts may yet encounter some form of delayed computer or service failures in coming weeks or months that are attributable directly or indirectly to Y2K non-compliance, which could perhaps be material, to Credit Concepts' detriment.



     CREDIT CONCEPTS' BUSINESS IS DEPENDENT UPON THIRD PARTY SUPPLIERS OF CONTRACTS, OVER WHICH CREDIT CONCEPTS HAS NO CONTROL. Although Credit Concepts believes that it will be able to continue to be able to purchase a reasonable number of contracts upon advantageous terms from dealers within Lane County and neighboring counties, there can be no assurance that it will be able to continue to do so. Even though Credit Concepts has been issued a consumer finance license allowing it to originate loans directly from borrowers purchasing vehicles, Credit Concepts will in all probability remain dependent upon used automobile dealers for the major portion of the contracts in its portfolio of accounts receivable.



     THE FINANCIAL VIABILITY OF AUTOMOBILE DEALERS GUARANTEEING CREDIT CONCEPTS' CONTRACTS RECEIVABLE IS UNCERTAIN. Although Credit Concepts investigates the viability of the used automobile dealers that sell contracts to Credit Concepts, there is a risk that one or more of such suppliers of contracts to Credit Concepts may not be able to perform its guarantee or obligation to repurchase contracts in the event of defaults on the contracts by the underlying borrowers. Any such default by a contract supplier could adversely affect Credit Concepts, perhaps materially so. At October 31, 1999, approximately 8% of the dollar value of contracts then outstanding were covered by full or partial guarantees by the used automobile dealer suppliers of contracts to Credit Concepts.



     SUBJECTIVE NATURE OF CREDIT DECISIONS ON UNDERLYING BORROWERS UNDER THE CONTRACTS MAY LEAD TO CUMULATIVE ERROR. Although Credit Concepts considers a number of standardized factors in determining the credit-worthiness of the underlying borrowers for the contracts it purchases, Credit Concepts' credit decisions in these purchases are to some extent subjective in nature and to that extent dependent upon the skills of Credit Concepts' personnel, who make the credit and contract purchase decisions. Although Credit Concepts believes that these personnel are highly skilled, because Credit Concepts only uses the services of these personnel to make contract purchase decisions, and they primarily communicate with one another in establishing the weight to be attributed to these credit-worthiness factors, should these persons as a group establish and repeat the same type of subjective error in the evaluation of a number of separate credit reports, any such an error could be cumulative and result in losses that could be material in the aggregate.


     BANKRUPTCIES AND DEFICIENCY JUDGMENTS AGAINST BORROWERS MAY IMPEDE COLLECTION UNDER CONTRACTS AND LOANS AND INCREASE OPERATING COSTS. Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of Credit Concepts to repossess and resell vehicles serving as collateral to secure payment of the contracts or loans, or to enforce a deficiency judgment against a borrower under the contract. In the event that a significant number of deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged in whole or in part in bankruptcy proceedings, the vehicles securing the contracts and loans would not serve their intended purpose of providing collateral with an underlying realizable value, thereby reducing the collectibility of the contracts or loans, which may increase Credit Concepts' costs and adversely affect the ability of Credit Concepts to pay the investment certificates.

     PRIORITY LIENS IN FAVOR OF OTHERS ON VEHICLE COLLATERAL FOR CREDIT CONCEPTS' CONTRACTS AND LOANS MAY ADVERSELY AFFECT CREDIT CONCEPTS' ABILITY TO PAY PRINCIPAL AND INTEREST ON INVESTMENT CERTIFICATES. The imposition of a significant number of liens for repairs or taxes, or a substantial confiscation of vehicles because of use for unlawful activities, during the term of any contracts or loans, could adversely affect their value as collateral under the contracts and adversely affect Credit Concepts' ability to pay interest or principal on the investment certificates.

     CREDIT CONCEPTS' INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION ARE UNCERTAIN. Although Credit Concepts has prepared its internal budgets and its other forward-looking information, some of which is reflected in this prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. Credit Concepts forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by Credit Concepts' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Credit Concepts or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, Credit Concepts' ability to achieve reasonable rates of revenues and earnings and to make timely payment of its investment certificates may be adversely affected.

                               USE OF PROCEEDS
                               ---------------
     The net proceeds from the sale of the investment certificates in this offering, after deducting offering expenses estimated to be $100,000, is expected to be $4,900,000 if all of the investment certificates are sold. Funds will be available to Credit Concepts as received.

     All of the net proceeds from this offering will be used as working capital, primarily to finance the purchase of contracts in the ordinary course of Credit Concepts' business.

     Pending use of the proceeds in the above manner, they will be used to reduce outstanding indebtedness under Credit Concepts' bank line-of-credit or invested in U. S. Government obligations or other near-cash investments.


                                CAPITALIZATION
                                --------------

     The following table sets forth the capitalization of Credit Concepts as of October 31, 1999.



                                                     At
                                               October 31, 1999
                                               ----------------
Long-term debt, exclusive of
     current portion(1)                          $ 1,060,804
Investment Certificates                          $    35,000

Common Stock, no par value,
     1,000 shares authorized,
     300 shares outstanding:                     $   150,000

----------------------------

1 Excludes $2,647,954 of secured bank indebtedness pursuant to a loan agreement dated June 15, 1999 with Pacific Continental Bank that establishes a $3,000,000 line-of-credit secured by Credit Concepts' assets, including its contract and loan portfolio. Under the terms of the loan agreement, Credit Concepts may borrow an amount equal to 75% of eligible contract and loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $300,000 as of December 31, 1999, a debt to tangible net worth ratio of 10 to 1, life insurance on each of the lives of Tom W. Palmer and Eugene C. Albert of $250,000, personal guarantees of the loan of $3,000,000 by Tom W. Palmer and Eugene C. Albert and of $1,000,000 by Ted W. Palmer, and compliance with the terms and conditions of all other agreements to which it is a party.

                             STATEMENT OF INCOME

                    For the Year Ended July 31, 1999 and
                   the Three Months Ended October 31, 1999
                  ------------------------------------------
                                                              3 Months
                                              Year Ended        Ended
                                               July 31        October 31
                                              -----------    -----------
REVENUES
     Interest on contracts                    $1,295,228       $310,751
     Collection charges                                -          5,079
     Other income                                  4,882          1,628
                                              ----------       --------
     Total Revenues                            1,300,110        317,458
                                              ----------       --------
EXPENSES
     Interest                                    468,719        112,527
     Salaries and benefits                       200,631         58,924
     Provision for credit losses                 336,558         55,500
     Other operating expenses                    225,212         62,494
                                              ----------      ---------
     Total Expenses                            1,231,120        289,445
                                              ----------      ---------
NET INCOME                                    $   68,990      $  28,013
                                              ==========      =========

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
        -------------------------------------------------------------

     For the three months ended October 31, 1999, Credit Concepts has generated $317,458 of revenues and $28,013 of net operating profits. At October 31, 1999 Credit Concepts had approximately $89,959 in cash, $3,949,534 in net finance receivables (after deducting an allowance for credit losses of $325,321 and unearned discounts on contracts of $3,807 and adding capitalized loan origination costs of $53,763), approximately $3,832,959 of indebtedness of all types and a stockholders' equity of approximately $328,273.






PLAN OF OPERATION.
------------------

     Credit Concepts expects to be able to sell all or a substantial portion of the $5,000,000 of investment certificates within the ensuing twelve months and to use the net proceeds to purchase vehicle contracts with reliable borrowers within the Lane County, Oregon region. Because the investment certificates are subordinated to bank borrowings and the contracts purchased do not collateralize the investment certificates but may be used to collateralize future bank borrowings, Credit Concepts expects to be able to borrow at least an additional $8,500,000 from banks if all of the investment certificates are sold and used in this fashion. If Credit Concepts is able to properly manage the credit losses on the vehicle contracts it thus purchases, so that a significant portion of the spread between the 31% effective interest rate on the vehicle contracts and the 8% to 12% cost of funds is retained, it should be able to meet all of the debt service obligations of the bank indebtedness and investment certificates, including a reserve in the form of provision for credit losses, and generate in addition a meaningful profit. It is Credit Concepts' intention to implement this plan within the ensuing twelve months, and to become profitable within the ensuing six months. There can be no assurance that Credit Concepts will be successful in this endeavor.


     Over the next twelve months, it is the goal of management to increase the loan portfolio by 20 to 25%. This increase will be primarily obtained through the purchase of retail installment contracts from automobile dealers.


     Credit Concepts' business is not seasonal in nature. Its fiscal year ends July 31.


UNCERTAINTY OF INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION.
----------------------------------------------------------------
     Although Credit Concepts has prepared its internal budgets and its other forward-looking information, some of which is reflected in this prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. Credit Concepts' forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by Credit Concepts' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Credit Concepts or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, Credit Concepts' ability to achieve reasonable rates of revenues and earnings and to make timely payment of its investment certificates may be adversely affected.



RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED OCTOBER 31, 1999.
------------------------------------------------------------------
     Credit Concepts generated $317,458 of revenues and $28,013 of net operating income during the three months ended October 31, 1999. At October 31, 1999 Credit Concepts had approximately $89,959 in cash, $3,949,534 in net finance receivables (after deducting an allowance for credit losses of $325,321 and unearned discounts on contracts of $3,807 and adding capitalized loan origination costs of $53,763), approximately $3,832,959 of indebtedness of all types and a stockholders' equity of approximately $328,273.

     Credit Concepts purchased or originated approximately $606,543 of contracts and loans during the period, which accounted for approximately 18% of total finance receivables outstanding during the period. Contracts receivable declined by $131,807 from $3,807,582 to $3,675,775 due to attrition and refinancing into direct loans. Net income during the period was $28,013 reflecting a higher and more seasoned finance receivable base and added fees from direct lending activities The allowance for credit losses was $325,321, or approximately 8% of contract and direct loan receivables of $4,224,899 as of October 31, 1999.

     Net chargeoffs for the three-month period were $56,179 or 1.3% of average finance receivables outstanding during the period. Recoveries for charged off receivables was $62,464. Other charges against cash flow included the provision for credit losses of $55,500 and depreciation and amortization of $8,183 for the period. Credit Concepts expects that additional loss provisions in excess of net chargeoffs will be charged to operations in future periods, with the result that over time the allowance for credit losses will increase both in absolute terms and as a percentage of finance receivables outstanding at the end of future periods.

     Interest expense of $112,527 constituted 38.9% of total expenses, and salaries of $58,924 constituted 20.4%. Credit Concepts plans to reduce the impact of interest expense in future periods by borrowing through the sale of investment certificates in this offering at interest rates that are lower than those it is currently paying. Net cash flows for the period were $8,055, with operating activities generating a positive cash flow of $160,202.




RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JULY 31, 1999.
----------------------------------------------------------------
     Credit Concepts generated $1,300,110 of revenues and $68,990 of net operating profit during the twelve months ended July 31, 1999. At July 31, 1999, Credit Concepts had approximately $81,904 in cash, $4,024,841 in net finance receivables (after deducting an allowance for credit losses of $326,000 and adding capitalized loan origination costs of $53,662), approximately $3,928,977 of indebtedness of all types and stockholders' equity of approximately $300,260.

     Credit Concepts purchased or originated approximately $2,886,555 of contracts or loans during the period, which accounted for approximately 67.2% of total finance receivables outstanding during the period. Contracts receivables declined by $517,580 from $4,325,162 to $3,807,582 due to attrition and refinancing into direct loans. Direct loans receivable went from zero to $489,597 or approximately 11.4% of total finance receivables outstanding during the period. Net income for the period was $68,990 compared to a net loss for the previous period of $65,572, reflecting a more seasoned finance receivables base and added fees from direct lending activities.

     Net chargeoffs for the twelve month period were $201,558 or 4.6% of average finance receivables outstanding during the period. The provision for credit losses was increased by $135,000 from $191,000 in 1998 to $326,000, or 7.6% of total finance receivables for the period.

     Administrative and operating expenses were higher compared to fiscal 1998 due to the extended reporting period of twelve months in 1999 versus seven months for 1998. Interest expense of $468,719 constituted 38% of these total expenses, and salaries and benefits of $200,631 constituted 16.3%. Credit Concepts plans to reduce the impact of interest expense in future periods by borrowing through the sale of investment certificates in this offering at interest rates that are lower than those it is currently paying. Along with the net income for the period of $68,990, net cash flows for the period were $26,901, with operating activities generating a positive cash flow of $757,619.



LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------
     The finance nature of Credit Concepts' business results in its being capital intensive. To date, Credit Concepts has relied primarily on secured bank financing and shareholder loans to fund its purchase of contracts.


     From inception to December 31, 1997, Credit Concepts borrowed an aggregate of $386,000 from its management, and during the ensuing seven months ended July 31, 1998, it borrowed an additional $814,000 from Credit Concepts management and $472,500 from friends and family of management in private transactions. Most of these funds were borrowed pursuant to 12% promissory notes, most of which are payable upon demand. Certain of these borrowings have been repaid and an aggregate of $1,060,804 remained outstanding at October 31, 1999.

     On June 15, 1999 Credit Concepts renewed its credit facility with Pacific Continental Bank that establishes a $3,000,000 line-of-credit secured by Credit Concepts' assets, including its contract and loan portfolio. Under the terms of the loan agreement, Credit Concepts may borrow an amount equal to 75% of eligible contract and loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $300,000, a debt to tangible net worth ratio of 10 to 1, life insurance on each of the lives of Tom W. Palmer and Eugene C. Albert of $250,000, personal guarantees of the loan of $3,000,000 by Tom W. Palmer and Eugene C. Albert and of $1,000,000 by Ted W. Palmer, and compliance with the terms and conditions of all other agreements to which it is a party. At October 31, 1999 Credit Concepts had outstanding secured bank indebtedness of $2,647,954 pursuant to this credit facility.

     As yet, Credit Concepts has not experienced difficulties in obtaining financing. However, it has begun to reach the limits of its current bank line-of-credit and expects to rely increasingly upon sales of the investment certificates in the present offering for financing the purchase of contracts and the funding of loans in the future. Because the proceeds from the sale of investment certificates will be used to purchase contracts and originate loans that serve as collateral for bank borrowings, and because the investment certificates are subordinated to bank borrowings, the sale of investment certificates is expected to increase the ability of Credit Concepts to borrow from commercial banks.


     If Credit Concepts is able to sell all of the $5,000,000 of investment certificates in this offering within the ensuing twelve months, it does not anticipate the need to raise additional funds from other sources, other than through bank borrowings which it believes will then be available to it, within that period. On June 15, 1999, Credit Concepts successfully renewed its credit facility with Pacific Continental Bank, which provides a credit line of $3 million with a maturity date of December 15, 2000.


YEAR 2000 ISSUES.
-----------------

     Prior to January 1, 2000, Credit Concepts made inquiry of its computer, communications, power and automobile suppliers, and, in particular, inquired of its dealers whether any computer chip component in any make of used automobile that serves as collateral for the Company's Contracts contains a real-time clock that could be subject to failure, and received assurances that no failures would occur. Further, Credit Concepts' automobile dealer suppliers indicated that they did not expect any disruption in the availability and sale of used vehicles as the result directly or indirectly of Year 2000 systems failures. Fortunately, subsequent to December 31, 1999 nothing has occurred that would suggest that the computers of Credit Concepts or of its suppliers, or imbedded in the vehicles that serve as collateral for its contracts receivable, are not Year 2000 compliant, and there has been no disruption of any type in Credit Concepts' business. However, in view of the subtlety of the problem and the unfamiliarity with the scope of the problem by many in the business community, Credit Concepts could yet directly of indirectly encounter some form of computer or service failures in future weeks or months that are attributable to Year 2000 non-compliance. Nevertheless, Credit Concepts does not expect that any such computer or service failures will have any material effect upon Credit Concepts or its operations.

                                   BUSINESS
                                   --------
     Credit Concepts, Inc. is in the business of purchasing retail installment contracts that have been originated by regional used automobile dealers in connection with the financing of used automobiles and other vehicles. Upon the purchase of a contract, Credit Concepts obtains the right to receive all remaining payments under the contract and a security interest in the vehicle financed. Credit Concepts seeks to collect the principal and interest due on the contracts that it purchases. Credit Concepts does not acquire contracts in bulk but acquires them individually, usually from originating used automobile dealers, after a credit review and analysis of the specific borrower. Payments under the contracts extend for up to 66 months, and it is the strategy of the company to match approximately the maturities of the investment certificates in this offering with the payment schedules under the contracts it purchases in order to reduce the financial risks associated with unforeseen declines in interest rates. Credit Concepts' operations consist primarily of evaluating which contracts to purchase, negotiating the terms of the purchase, and arranging for Credit Concepts' financing of the purchase.


     Credit Concepts has recently received from the Oregon Department of Consumer and Business Services a consumer finance license, which allows Credit Concepts to make loans directly to the purchasers, primarily current and past customers, of used vehicles. While Credit Concepts has not yet originated any significant number of direct loans, it expects to continue to develop and maintain its portfolio of accounts receivable primarily through the purchase of contracts from dealers.



ECONOMY OF LANE COUNTY, OREGON.
-------------------------------

     The availability and credit-worthiness of the underlying borrowers on the Credit Concepts' contracts are influenced by the state of the economy for Lane County, Oregon, which includes the cities of Eugene and Springfield, the market area for the used automobile dealers that originate Credit Concepts' contracts. The timber and forest products industry and the University of Oregon have historically been significant influences on the economy of Lane County, Oregon, although in recent years an impact has resulted from the location of various technology companies in the region. In recent years California has been an important source of in-migration. In view of the sprawling lay-out of the cities of Eugene and Springfield and surrounding neighborhoods, and of the fact that, on the average, in over one-third of the days during the year there is measurable precipitation, most workers in the Lane County area regularly commute to work by automobile.


     The following table shows population growth for Lane County since 1960:

                  POPULATION OF LANE COUNTY, OREGON 1960 - 1990
                  ---------------------------------------------
                                                  10-Year
                      Year       Population        Change
                      ----       ----------       -------
                      1960       162,890
                      1970       215,401          +32.2%
                      1980       275,226          +27.8%
                      1990       282,912           +2.8%

     The number of vehicles registered in Lane County has increased each year over the past ten years. The following table shows the number of vehicle licenses issued for vehicles in Lane County for each of the past ten years for which information is available:

                      NUMBER OF VEHICLE LICENSES ISSUED
                         FOR VEHICLES IN LANE COUNTY
                      ---------------------------------
                            Year           Number of Vehicle Licenses
                            ----           --------------------------


                            1989                       235,771
                            1990                       237,045
                            1991                       241,959
                            1992                       243,817
                            1993                       249,398
                            1994                       254,689
                            1995                       255,790
                            1996                       263,066
                            1997                       271,285

                            1998                       276,031



MARKETING.
----------

     Credit Concepts does not originate a significant number of its own loans on the sale of vehicles but relies primarily upon used automobile dealers in the Lane County, Oregon area to originate them and sell the contracts to Credit Concepts. In connection with its ongoing purchase of contracts, Credit Concepts has entered into master dealer agreements with eighteen automobile dealers that sell used automobiles to borrowers in Lane County, with three dealers that sell used automobiles to borrowers in the neighboring counties of Linn, Marion, Polk and Coos. These dealers also sell contracts to certain of Credit Concepts' competitors.

     Credit Concepts' has been able to purchase a reasonable number of contracts upon advantageous terms from dealers that sell to borrowers within Lane County and neighboring counties and expects to be able to continue to do so for the foreseeable future. During the twelve months ended July 31, 1999, Credit Concepts has purchased 25% in value of its vehicle contracts from Lithia Toyota of Springfield, 14% in value of its vehicle contracts from Lithia Nissan of Eugene, and 10% in value of its vehicle contracts from Kieffer's Eugene Mazda. No other dealer has accounted for as much as 10% of the value of vehicle contracts purchased during this period. Credit Concepts expects that the purchase of contracts outside of Lane County will increase in the future as management pursues its goal of improving the quality of the contract portfolio by selecting contracts from a larger number of nearby dealers.

     Credit Concepts has been issued by the Oregon Department of Consumer and Business Services a consumer finance license that allows Credit Concepts to make loans directly to the purchasers of used automobiles rather than having to purchase the loans from the dealers after they have been made. However, Credit Concepts expects to continue to purchase the major portion of the contracts in its portfolio from used automobile dealers in and around Lane County.

     Under the master dealer agreements, a contract may be purchased with full and partial guarantees of the used automobile dealers selling the contracts. Before entering into a master dealer agreement with a used automobile dealer, Credit Concepts investigates the viability of the dealer to assess the ability of the dealer to perform its guarantee or obligation to repurchase contracts in the event of defaults on the contracts by the underlying borrowers. Approximately 9.5% of the dollar value of contracts outstanding on July 31, 1999 were covered by full or partial guarantees by the used automobile dealers supplying contracts to Credit Concepts.



VEHICLE CONTRACTS.
------------------
     Almost all of Credit Concepts' business consists of the purchase and collection of vehicle contracts from used automobile dealers. The form of the contract is a standard one widely used within the automobile industry. The price that Credit Concepts pays for a contract anticipates that total payments under the contract will exceed the net cost of the vehicles, plus anticipated financing and other costs, and a return to Credit Concepts. Under the terms of the contract, the borrower is obligated to maintain, insure and pay taxes on the vehicle for the term of the contract.


     Credit Concepts' credit personnel personally review the credit record of the underlying borrower for each contract that Credit Concepts purchases and, based upon that review, make the decision whether or not to purchase the contract. Credit Concepts purchases contracts individually after such a credit review and as a matter of policy does not purchase contracts in bulk. Credit Concepts considers a number of factors in determining the credit-worthiness of the underlying borrowers for the contracts it purchases. Recently, for ease of servicing the contracts, Credit Concepts has decided to limit its contract purchases to those with borrowers that reside within seventy miles of Credit Concepts' office. In this regard, roughly 35% of the borrowers under Credit Concepts' contracts make their contract payments by personal visit to Credit Concepts' office in Eugene, Oregon. Further, Credit Concepts' employees are within a relatively short drive to most of the dealers from which it purchases contracts and to the residences of the underlying borrowers, which allows the employees to inspect vehicles before a contract is purchased and assists in repossession upon a default, should either be necessary or desirable. The close working relationship which Credit Concepts maintains with its automobile dealers allows Credit Concepts' credit personnel to be apprised of surpluses and shortages of particular makes and models of used automobiles in and around Lane County, which provides insight at the time of contract purchase into the extent of realization on the vehicle collateral in the event of default.
Credit Concepts does not buy contracts on vehicles owned by persons who are not both employed and permanent residents of Lane County or a neighboring county.

     Credit Concepts purchases contracts on a variety of vehicles. Certain information for contract receivables as of July 31, 1999, and October 31, 1999, is shown below:



            CERTAIN INFORMATION FOR CONTRACT AND LOAN RECEIVABLES
                   AS OF JULY 31, 1999 AND OCTOBER 31, 1999
                 --------------------------------------------
                                             July 31         October 31
                                          -------------     ------------
Number of Contracts and Loans                   1,234             1,375
Cost of Contracts and Loans                $6,440,294        $7,008,506
Contract and Loan Receivables Outstanding  $4,297,179        $4,224,899
Average Annual Percentage Rate (APR)
     of Interest                                30.9%             30.9%
Average Balance                            $    4,293        $    3,073
Average Term                               37 months         36 months
Average Age                                11 months         12.5 months
Average Payment per Month                  $      217        $      215



     Credit Concepts purchases contracts for a large variety of borrowers and vehicles. The largest, smallest and average contracts purchased during the twelve months ended July 31, 1999 were $20,771, $160 and $4,467, respectively. The largest, smallest and average contracts purchased during the three months ended October 31, 1999 were $14,500, $445 and $4,295, respectively. The longest term was 66 months and the shortest was 6 months for both periods.



CREDIT LOSS EXPERIENCE.
-----------------------

     Credit Concepts commenced business in October, 1997 and has had sufficient operating experience to confirm the adequacy of the provisions for credit losses on its contracts reflected on Credit Concepts' financial statements.
For the twelve months ended July 31, 1999, Credit Concepts has increased the provision for credit losses to a level that is consistent with those of the industry for this type of lending.

     At July 31, 1999, the total balances owing on contracts receivable past due from 60 to 89 days was $87,600, or 2.04% of total contracts receivable, and on contracts receivable past due 90 days and over was $99,537, or 2.32% of total contracts receivable. At October 31, 1999, total balances owing on contracts and loans receivable past due from 60 to 89 days was $69,789, or 1.7% of total contracts and loans receivable, and on contracts and loans past due 90 days and over was $97,721, or 2.7% of total contracts and loans receivable.


     A contract receivable is considered past due if any portion of any installment is or remains 30 days delinquent. Credit Concepts' policy is not to extend or renew past due accounts. Credit Concepts stops accruing revenue on a past due receivable when the account is in litigation, the vehicle is repossessed, or at such earlier time as, in the judgment of management, full collection of the contract becomes doubtful.

     Credit Concepts itself does not engage in repossessions of collateral vehicles but uses for this purpose the services of a licensed and bonded independent contractor that specializes in vehicle repossessions. After the vehicle is sold under the procedures of the collateral agreement, Credit Concepts pursues the deficiencies to a judgment against the borrower and collects by garnishment or other appropriate procedure.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of Credit Concepts to repossess and resell vehicles under the contracts or anticipated loans, or to enforce a deficiency judgment against a borrower under a contract. Oregon law prohibits the collection of a deficiency judgment following the repossession or voluntary surrender of a vehicle where the balance due on the contract or loan is less than $1,250, but does not limit Credit Concepts' right to collect the contract balance in situations where Credit Concepts does not obtain possession of the vehicle or to collect damages where the vehicle has been wrongfully damaged. In addition, Credit Concepts may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy against a particular borrower, or may settle at a significant discount any deficiency judgment that it does obtain.

     Although Credit Concepts may obtain a security interest in the vehicles for the payment of the contracts it acquires, and, when properly licensed will include the loans it originates, Oregon state law provides for the priority over Credit Concepts' security interest of statutory liens for certain repairs made to or unpaid taxes assessed against a vehicle. In addition, federal laws permit the confiscation of a vehicle used in unlawful activities - drugs or prostitution, for example - that may serve as collateral for contracts and loans. Those laws may result in the loss of Credit Concepts' priority security interests in confiscated property or in additional expenses in recovering confiscated property that serves as collateral for contracts or for loans. To date, none of the vehicles serving as collateral for Credit Concepts' contracts has been confiscated.


     The following table shows Credit Concepts' realization experience on those past due contracts receivable for which realization efforts have been completed during the twelve months ended July 31, 1999, and the three months ended October 31, 1999.

                           PAST DUE CONTRACT RECEIVABLES FOR WHICH
                           REALIZATION EFFORTS HAVE BEEN COMPLETED
                           ---------------------------------------
                 Number of       Total          Total          Average
  Period         Past Due        Amount         Amount        Percentage
  Ending         Contracts      Past Due       Realized        Realized
----------       ---------      --------       ---------      ----------
July 31             99          $504,007       $302,449          60.0%
October 31          31          $118,643       $ 62,464          53.0%

     The credit loss experience of Credit Concepts for the twelve months ended July 31, 1999 and the three months ended October 31, 1999 is as follows:

                            CREDIT LOSS EXPERIENCE
                            ----------------------
             Reserve at       Additions to      Chargeoff       Reserve
Period       beginning      reserve charged       net of         at end
Ending       of period       to operations      recoveries     of period
--------    ------------    ---------------    -----------    -----------
July 31        $191,000        $336,558          $201,558        $326,000
                               (8.3%)(1)         (4.7%)(2)       (7.7%)(3)

October 31     $326,000        $55,500           $56,179         $325,321
                                (7.8%)            (1.5%)           (7.7%)
---------------------
     1  Percentage of new receivables for the period.
     2  Percentage of average receivables outstanding.
     3  Percentage of receivables outstanding at end of period.



FINANCING OF CONTRACTS.
-----------------------

     Credit Concepts is continuously engaged in financing in order to be able to purchase contracts from automobile dealers as vehicles are sold to qualified borrowers. To date Credit Concepts has relied primarily upon bank borrowings and the purchase of debt and equity by its founders and others for this purpose. However, Credit Concepts has begun to reach the limits of its presently available bank credit and, like certain of its competitors, is now seeking to finance a portion of its contracts through the sale of unsecured investment certificates, which is the purpose of this offering. Credit Concepts intends to finance the purchase a portion of its contracts in this manner for the indefinite future.

     Credit Concepts has entered into loan agreements and issued promissory notes in connection with its bank lines-of-credit. Those agreements and promissory notes require Credit Concepts to comply with and maintain various financial and other covenants in order to avoid default. Those covenants include the necessity to maintain a minimum net worth of $300,000 and a debt to tangible net worth ratio of 10 to 1 at December 31, 1999, which it did, as well as for it to comply with payment and performance obligations of its bank lines-of-credit and other contractual obligations. Credit Concepts' bank indebtedness is secured by all of its assets, including its finance receivable portfolio. The investment certificates are unsecured, but the proceeds from their sale will be used to purchase contracts that serve as collateral for the bank indebtedness. For this reason, the unsecured debt represented by the certificates will be treated as equity for purposes of the ratios and capital minimums that must be maintained under the bank line-of-credit agreement. As a result, sale of the certificates in this offering and the purchase of contracts with the proceeds will increase the assets of Credit Concepts available as collateral for its bank line-of-credit and is expected to allow Credit Concepts to increase the size of its bank line of credit should it desire to do so.


     Credit Concepts plans for its business to grow significantly in ensuing years through the purchase of contracts and the origination of loans.
Virtually all of this increase in business is expected to be financed by a corresponding increase in Credit Concepts' indebtedness of all types, including bank indebtedness and the sale and issuance of investment certificates.


     Credit Concepts intends to apply the proceeds from the present offering of investment certificates to pay down the balance on its existing line of credit. Because the investment certificates are subordinated to bank indebtedness and thus not included as debt in the financial covenants of the bank loan agreements, this application of proceeds should strengthen Credit Concepts' borrowing ability. To the extent that the proceeds from this offering are used to purchase contracts rather than to pay down the line of credit, these contracts will serve as additional collateral under the line of credit and increase the amount that may be borrowed. It is expected that these credit resources will enable the orderly repayment of principal and interest on the investment certificates as they come due.



COMPETITION.
------------

     Credit Concepts consumer credit business is highly competitive with other consumer credit businesses in Lane County, Oregon and neighboring counties. Most of Credit Concepts' competitors are more established, larger and have greater resources than does Credit Concepts. In addition to companies that engage in the consumer credit business in and around Lane County, Oregon, many banks, financial institutions and other types of finance companies in Credit Concepts' market area originate and purchase used vehicle contracts and offer consumers debt investment instruments in competition with Credit Concepts. Competition is generally based upon the price paid for contracts, which determines the rate of return, and the interest rate on the investment instruments, as well as the credit-worthiness of the underlying borrowers. An increase in competition in the financing of vehicle contracts in Credit Concepts' market area may decrease the return from such contracts to Credit Concepts.



GOVERNMENTAL REGULATION.
------------------------
     Credit Concepts is subject to significant governmental regulation at both the federal and state levels. Numerous federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance, and upon the origination and collection of consumer loans, including Credit Concepts' loans, and retail installment contracts. Some laws and regulations with which Credit Concepts must comply include, together with other similar federal and state laws:

                    o  The Truth-in-Lending Act
                    o  The Equal Credit Opportunity Act
                    o  The Federal Trade Commission Act
                    o  The Fair Credit Billing Act
                    o  The Fair Credit Reporting Act
                    o  The Fair Debt Collection Practices Act
                    o  The Magnuson-Moss Warranty Act
                    o  The Federal Reserve Board's Regulations B and Z
                    o  The Federal Consumer Credit Protection Act
                    o  The Oregon Unlawful Debt Collection Practices

     Oregon law also contains express statutory provisions regulating the form, content, terms and enforcement of retail installment contracts involving motor vehicles.

     A rule of the Federal Trade Commission and certain provisions of Oregon law have the effect of subjecting Credit Concepts to all claims and defenses which the borrower in the transaction could assert against the automobile dealer that sold the vehicle. In addition, in order to conduct its consumer loan business, Credit Concepts must continue to maintain its consumer finance license from the state of Oregon in good standing.

     Credit Concepts believes it currently holds all material licenses necessary to carry on its business as presently conducted in the state of Oregon. Any failure of Credit Concepts to maintain its licenses should not affect the quality of its then existing portfolio of contracts.


EMPLOYEES.
----------

     Credit Concepts has a total of seven full-time employees, including its management, of which two are engaged in credit analysis and contract purchasing, two are engaged in contract collection, including vehicle repossession, and three are administrative and clerical. Credit Concepts also uses the services of an independent contractor in repossession efforts and another for bookkeeping services.

     Credit Concepts provides partial medical benefits to its employees. Credit Concepts has recently established an IRA program for its employees and will contribute matching funds, subject to certain limitations. Credit Concepts believes that its relations with its employees are satisfactory.



LEGAL PROCEEDINGS.
------------------
     Except for routine litigation by Credit Concepts to obtain deficiency judgments upon defaulted contracts in the ordinary course of its business, neither Credit Concepts nor any of its property is a party to any pending legal proceeding.


                                   PROPERTY
                                   --------
     Credit Concepts maintains an approximately 1,300 square foot leased office at 2149 Centennial Plaza, Suite 2, Eugene, Oregon pursuant to a three-year lease that expires on October 31, 2000. The annual rental rate is currently $15,233, which will increase to $15,840 in the third year. Payments under the lease are guaranteed by two of Credit Concepts' founders. Credit Concepts owns certain computer equipment and office furniture at its office and is expected to acquire similar equipment needed as operations expand. Credit Concepts expects that its offices will be adequate for its purposes for the foreseeable future.

                                  MANAGEMENT
                                  ----------
     The Officers and Directors of Credit Concepts are as follows:

               NAME                        POSITION
               ----                        --------
           Tom W. Palmer              President and Director
           Eugene C. Albert           Vice-President, Secretary and Director

           F. Scott Graham            Vice-President of Operations

           Ted W. Palmer              Director

     Tom W. Palmer is the son of Ted W. Palmer.

     The career experience of the Credit Concepts' key personnel is as follows:


     TOM W. PALMER, 44, President and Director. Tom W. Palmer has been the Company's President and Chief Executive Officer since it was founded in August, 1997. Mr. Palmer's duties with Credit Concepts include developing and maintaining banking and investor relations, managing the purchasing of contracts for Credit Concepts' loan portfolio, financial management, business development and the development and implementation of Credit Concepts investment certificate financing program described in this prospectus. For in excess of five years prior to that time he was president and a director of RDS Inc. d.b.a. Mobile Advantage of Eugene, Oregon, which designs and manufactures custom food delivery vehicles, primarily for retail food outlets. Mr. Palmer also served as secretary and director of Woodcrafters Cabinets Inc., which ceased doing business in 1997.

     EUGENE C. ALBERT, 42, Vice-President, Secretary and Director. Eugene C. Albert has acted as Credit Concepts' Vice President, Secretary and Chief Financial Officer since its inception in August, 1997. His duties include coordination of capital funding of Credit Concepts, evaluating and managing credit losses, and the supervision of financing and credit operations. For in excess of five years prior to his employment by Credit Concepts, Mr. Albert served as secretary-treasurer and a director of Mansell Development. Inc., a real estate development company in Eugene, Oregon, for which he was responsible for arranging development and long-term financing.

     F. SCOTT GRAHAM, 37, Vice President of Operations. F. Scott Graham has been employed in the financial service industry since 1981. Mr. Graham has held various positions, more recently vice president of operations, for the Auto Finance Division of The Money Store. During Mr. Graham's tenure with The Money Store, he supervised indirect auto financing for its Western Division, which consisted of 20 dealer service centers and had assets in excess of $250 million. Mr. Graham supervised the operations in marketing, risk management, compliance, training, lending, collections, profit and loss, locations and human resource issues.


     TED W. PALMER, 66, Director. Ted W. Palmer was a founder, major shareholder, president and chairman of Kalama Chemical, Inc., now a wholly-owned subsidiary of B.F. Goodrich Company. Mr. Palmer sold his interest in Kalama Chemical, Inc. in 1986 and since his retirement as Chairman and Chief Executive Officer of Kalama Chemical, Inc. in 1989 has been primarily engaged in the management of his personal investment portfolio. Since 1996, Mr. Palmer has been a director of Pend Oreille Bank, a state-chartered commercial bank in Newport, Washington.





COMPENSATION.
-------------

     The cash and other direct remuneration of members of management of Credit Concepts for the fiscal year ended July 31, 1999 is as follows:

                  DIRECT COMPENSATION TO MANAGEMENT FOR 1999
                  ------------------------------------------
     Name            Position                        Salary        Other
     ----            --------                       --------      -------
Officers, Directors and Management as a Group 1     $148,608      $16,903
-----------------
1    Consists of Tom W. Palmer, Eugene C. Albert, Kimberly M. Coleman and Ted
     W. Palmer.  Ms. Coleman resigned as General Manager of Credit Concepts effective June 4, 1999.

     Credit Concepts had entered into a five-year employment agreement expiring September 15, 2002 with Kimberly M. Coleman pursuant to which Ms. Coleman acted as Credit Concepts' General Manager. Under the terms of the agreement, Ms. Coleman received an annual salary commencing at $48,000 and increasing to $60,000, plus annual bonuses of 0.85% of contracts receivable booked, with limits of $15,000 the first year and $20,000 the second year, and thereafter of 6% of Credit Concepts' net profits, without limitation. The agreement precludes Ms. Coleman from competing with Credit Concepts for two years following termination, except for termination by Credit Concepts without cause. Ms. Coleman resigned as General manager of Credit Concepts effective June 4, 1999.



CERTAIN TRANSACTIONS.
---------------------

     In connection with the founding of Credit Concepts in August, 1997, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer were issued equal amounts of the equity interests of Credit Concepts, L.L.C., and on January 20, 1998 the assets of that limited liability company were transferred to Credit Concepts, Inc. On January 20, 1998, each of those persons purchased 100 shares of capital stock of that corporation for $50,000. Each of such persons paid $10,000 of such amount in cash and $40,000 of such amount by giving a $40,000 promissory note to Credit Concepts. In July, 1999 the shareholders converted an additional $20,000 each from shareholder notes receivable to reduce Stock Subscriptions Receivable by $60,000.


     By 12% unsecured demand loans, Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, lent an aggregate of $78,000 to Credit Concepts between October 1997 and March 1998. By similar loans, Kimberly M. Coleman, the General Manager of Credit Concepts, and her husband lent an aggregate of $67,500 to Credit Concepts between January and April 1998. By similar loans, Tom W. Palmer, the President and a Director of Credit Concepts, and his wife lent an aggregate of $173,000 to Credit Concepts between November 1997 and June 1998. By similar loans, Ted W. Palmer, a Director of Credit Concepts, lent an aggregate of $600,000 to Credit Concepts between October 1997 and June 1998. These unsecured loans are on a parity with the investment certificates in the present offering.

     In addition, Tom W. Palmer and Eugene C. Albert have each guaranteed an aggregate of $3,000,000 under Credit Concepts' secured bank line-of-credit, and Ted W. Palmer has guaranteed an aggregate of $1,000,000 under that line-of-credit. If Tom W. Palmer, Ted W. Palmer and Eugene C. Albert should be required to pay under the guarantees bank indebtedness, they would succeed to the banks' secured rights with respect to the indebtedness, including rights to collateral.

     In July, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer became personally liable on a $450,000 unsecured loan by South Umpqua State Bank.
This loan accrues interest at the rate of 9.25% per annum and is due in full on
August 1, 2000.   These persons lent the money to Credit Concepts on the same basis.

     In April and June, 1998, Credit Concepts borrowed $40,000 and $70,000, respectively, from Amvesco, Inc. dba Western Pioneer Title Co. of Lane County. Tom W. Palmer and Eugene C. Albert are personally obligated on these loans, and Mr. Albert has collateralized these loans with real estate owned by him.

     Credit Concepts' founders, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, have agreed not to demand payment of the notes they hold until on or after December 31, 2000.

     Tom W. Palmer and Eugene Albert have personally guaranteed the payments under the three-year lease of Credit Concepts' principal offices, which expires October 31, 2000. The current annual rental rate under the lease is $15,233, which increases to $15,840 in the third year.

     In the future, all material transactions and loans between Credit Concepts and affiliated persons, including its owners and directors Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, will be entered into on terms that are no less favorable to Credit Concepts than those that can be obtained from unaffiliated third parties. Further, all future transactions and loans, and any forgiveness of loans, with affiliated persons will be approved by a majority of Credit Concepts' then independent directors who do not have an interest in the transactions and who have had access, at Credit Concepts' expense, to Credit Concepts' or independent legal counsel.

                            PRINCIPAL SHAREHOLDERS
                            ----------------------
     The following table sets forth information concerning the shares of Credit Concepts' common stock presently owned of record and beneficially by each person known to Credit Concepts to own of record or beneficially 5% or more of Credit Concepts' common stock; each officer or director of Credit Concepts who owns of record or beneficially any common stock; and stock holdings of all officers and directors of Credit Concepts as a group.

                                           BENEFICIAL OWNERSHIP
                               --------------------------------------------
   OWNER'S                                                   PERCENT AFTER
NAME & ADDRESS                 SHARES          PERCENT       THIS OFFERING
--------------                 ------          -------       -------------
Tom W. Palmer                   100              33.3%           33.3%
2274 Marie Lane
Eugene, OR 97408

Eugene C. Albert                100              33.3%           33.3%
2358 Birch Lane
Eugene, OR 97403

Ted W. Palmer Trust             100              33.3%           33.3%
Almost Idaho Ranch
Shearer Lake on Bench Road
Newport, WA 99156

(All Officers and
Directors as a Group)           300             100.0%          100.0%


     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer may be deemed to be promoters and parents of Credit Concepts within the meaning of the Securities Act of 1933 and state securities laws.

     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer through the Ted W. Palmer Trust have entered into an agreement granting each other a right to purchase their respective shares in Credit Concepts from each other and an option first for Credit Concepts to purchase, and then for each other to purchase, the shares of any of them that may become deceased, disabled or divorced. This arrangement is intended to foster stability within Credit Concepts by inhibiting a change in control of Credit Concepts upon the death, disability or divorce of any of the founding shareholders.

                          DESCRIPTION OF SECURITIES
                          -------------------------
     Credit Concepts' three directors are its founders and the owners of all of its outstanding capital stock, all of which is common stock.


     The only other securities outstanding as of July 31, 1999 are $1,149,908 of unsecured promissory notes, most of which accrue interest at the rate of 12% per annum, held by Credit Concepts' management and others with relationships to Credit Concepts or its management. These promissory notes and the investment certificates in this offering are unsecured obligations that are on a par with one another in right of payment; that is, holders of the promissory notes and investment certificates would both share as general creditors of Credit Concepts in the event of any liquidation of Credit Concepts. Credit Concepts' existing $3,000,000 line-of-credit, of which $2,695,509 was outstanding at July 31, 1999, and all future lines of credit from third party lenders, is and shall be secured by Credit Concepts' assets, including its contract and loan portfolio, which constitutes Credit Concepts' principal asset.



INVESTMENT CERTIFICATES.
------------------------
     The investment certificates in this offering consist of fixed-rate short-term investment certificates and fixed-rate long-term investment certificates that are unsecured general obligations of Credit Concepts. Certificates are being offered in denominations of $1,000, and purchasers will be registered as the holders of the certificates on the books of Credit Concepts. Interest on the certificates will be paid to holders within the first five days of each calendar quarter.


     Interest on the investment certificates accrues at a fixed rate, which is determined at the time of sale. The interest rate for investment certificates sold in any month is determined by reference to the prime rate of interest as reported by the Wall Street Journal on the last day of the previous month. The interest rate for short-term investment certificates is 1.50% over the prime rate, but shall not exceed 11.00% nor be less than 6.00%. The interest rate for long-term investment certificates is 2.00% over the prime rate, but shall not exceed 12.00% nor be less than 6.00%. Any changes in the interest rate applicable to new certificates will have no effect upon the interest rate or terms applicable to certificates then outstanding.


     The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.


     You may liquidate your certificates at any time prior to the date of maturity upon 90 days notice to Credit Concepts, but upon Credit Concepts' receipt of such pre-maturity liquidation notice, no interest will be earned on the certificates after receipt of the notice. On the date of maturity of a certificate, you should present it to Credit Concepts for payment, as interest on the certificate ceases to accrue after that date.

     If interest on an investment certificate is not timely paid within ten days of the payment date, the entire sum of principal and interest shall, at your option, immediately become due and payable upon written demand to Credit Concepts. In the event you are required to institute collection proceedings on an investment certificate, Credit Concepts will pay all your costs, including reasonable attorneys fees.

     There is no collateral or security interest securing repayment of the certificates, no guarantees or insurance by governmental agencies or other third parties assuring repayment of the certificates, no sinking fund, and no provision for the payment of any amount of principal prior to maturity. As an unsecured general creditor of Credit Concepts, in the event of liquidation of Credit Concepts, you as a holder of certificates would share equally with other general creditors of Credit Concepts in the remaining unsecured assets of Credit Concepts, if any. The certificates are subordinated to any and all third party loans to Credit Concepts both now and in the future.


     You may transfer your certificates on Credit Concepts' certificate ownership records by signing the form of assignment on the back of the certificate and delivering it to Credit Concepts for registration of the transfer on Credit Concepts' books so that the new owner may receive subsequent interest payments. However, there is no trading market for Credit Concepts investment certificates, and Credit Concepts does not expect that a trading market will arise in the future.


COMMON STOCK.
-------------
     All of the shares of common stock of Credit Concepts are owned by Credit Concepts founders and no common stock is being offered to investors in this offering.

     Each holder of common stock is entitled to one vote for each share held of record and to a pro-rata share of any dividends declared on the common stock by the Board of Directors from funds legally available therefor. Upon liquidation of Credit Concepts, each stockholder is entitled to share ratably in any assets available for distribution after payment of all debts, including all investment certificates. Stockholders have no preemptive, conversion or other subscription rights and there are no redemption rights or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

                             PLAN OF DISTRIBUTION
                             --------------------
     Credit Concepts is offering the investment certificates directly to investors through Tom W. Palmer, the President and a Director of the Company, and Eugene C. Albert, the Vice-President and a Director of the Company, who will not receive a commission or other special compensation for these efforts.

     In order to be eligible to invest in this offering, you must have:

     o    Either a net worth of at least $150,000.
     OR
     o    A net worth of at least $75,000 plus a net income of at least
          $75,000.
     o In addition, purchases of investment certificates in the aggregate may not exceed 10% of your net worth.

     In calculating "net worth," the value of home, home furnishings and personal automobiles should be excluded, and all assets should be valued at fair market value.

     Credit Concepts is required to make a reasonable effort to determine whether or not an investment in the investment certificates is suitable and an appropriate investment for you based upon your financial situation and investment objectives. Accordingly, you must affirmatively represent the existence of these investment criteria and other personal circumstances on the subscription agreement used in purchasing your investment certificates. A copy of the subscription agreement appears at the end of this prospectus. You may obtain additional copies of the subscription agreement from Credit Concepts upon request.

     Credit Concepts will not sell investment certificates during any period in which its "debt to net worth" ratio exceeds 6 to 1 without the injection of sufficient capital into Credit Concepts to bring that ratio below that level. This debt to net worth ratio will be determined on the last day of each fiscal quarter and calculated as a ratio of total liabilities to adjusted net worth. For purposes of the ratio, "adjusted net worth" means total capital and surplus (net stockholders' equity), plus debt which is subordinated to bank borrowings, minus the sum of equipment and leasehold improvements net of depreciation and amortization and goodwill, going concern value and other intangibles as reflected on the balance sheet.

     As corporate officers and directors, Messrs. Palmer and Albert are subject to indemnification under Credit Concepts' by-laws against, among other things, liability under the Securities Act of 1933. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Messrs. Palmer and Albert, Credit Concepts has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in that act and is, therefore, unenforceable.


-------------------------------------------------------------------------------
     In order to purchase investment certificates, investors should fill out the subscription agreement at the end of, or accompanying, this prospectus and forward it, together with a check or money order for the purchase price, to Tom
W. Palmer, President, or Eugene C. Albert, Vice-President, Credit Concepts, Inc., 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, telephone (541) 342-8545. The purchased investment certificates, in denominations of $1,000, will be registered in the names of the respective investors on the books of Credit Concepts and promptly forwarded to them at the addresses set forth on the subscription agreement.

-------------------------------------------------------------------------------

                                LEGAL MATTERS
                                -------------
     The legality of the investment certificates has been passed upon by Karr Tuttle Campbell, Portland, Oregon.


                                   EXPERTS
                                   -------

     The balance sheets as of July 31, 1999 and the related statements of income, cash flows and changes in stockholders' equity for the twelve months ended July 31, 1999 included in this prospectus have been included in reliance on the report of Moss Adams LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION
                            ----------------------
     Credit Concepts has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the investment certificates. This prospectus, which constitutes a part of the registration statement, omits certain information contained in accordance with the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to Credit Concepts and the investment certificates, please see the registration statement and its exhibits and schedules filed with the Commission. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and you should refer to the copy of the applicable document filed with the Commission as an exhibit to the registration statement for complete details. The registration statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the Commission at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, the registration statement and its exhibits and schedules may be accessed electronically at the Commission's Web site on the Internet at www.sec.gov.

     Credit Concepts is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in files periodic reports and other information with the Commission. Such reports and other information can be inspected and copied at the addresses, and may be accessed electronically at the above web site.

                            CREDIT CONCEPTS, INC.
                            ---------------------

                            FINANCIAL STATEMENTS
                    Year Ended July 31, 1999 and 7 Months
                             Ended July 31, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
                                                                       ----
INDEPENDENT AUDITORS' REPORT                                             1
FINANCIAL STATEMENTS

     Balance Sheets                                                      2

     Statements of Income                                                3

     Statement of Stockholders' Equity                                   4

     Statements of Cash Flows                                            5

     Notes to the Financial Statements                                   6

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Credit Concepts, Inc.
Eugene, Oregon

We have audited the accompanying balance sheets of Credit Concepts, Inc. as of July 31, 1999 and 1998, and the related statements of income, stockholders' equity, and cash flows for the year ended July 31, 1999, and period from January 1, 1998, to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit Concepts, Inc. as of July 31, 1999 and 1998, and the results of its operations and its cash flows for the year and period then ended, in conformity with generally accepted accounting principles.


/s/ Moss Adams LLP

Portland, Oregon
September 15, 1999

                            CREDIT CONCEPTS, INC.
                                BALANCE SHEETS
                            July 31, 1999 and 1998
                                    ASSETS
                                    ------
                                                   1999             1998
                                               -----------       -----------
Cash                                           $   81,904        $   55,003
                                               -----------       -----------
Finance receivables (Note 2):
  Contracts                                     3,807,582         4,325,162
  Direct loans                                    489,597                 -
  Loan origination costs                           53,662            35,148
  Allowance for credit losses                    (326,000)         (191,000)
                                               -----------       -----------
     Finance Receivables, Net                   4,024,841         4,169,310

Interest receivable on contracts                   67,300            64,500
Equipment and leasehold improvements,
  net (Note 3)                                     29,079            33,685
Other assets                                       26,113            41,133
                                               -----------       -----------
TOTAL                                          $4,229,237        $4,363,631
-----                                          ===========       ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
LIABILITIES
-----------
  Debt (Note 4):
     Bank line of credit                       $2,695,509        $2,687,431
     Other notes payable                          211,000           301,500
     Subordinated notes payable to stockholders   938,908         1,165,976
  Accounts payable and accrued expenses            14,800            14,305
  Interest payable                                 40,294            23,149
  Deferred income                                  28,466                 -
                                               -----------       -----------
        Total Liabilities                       3,928,977         4,192,361
                                               -----------       -----------
STOCKHOLDERS' EQUITY
--------------------
Common stock, no par value, 1,000 shares
     authorized, 300 issued and outstanding       150,000           150,000
  Stock subscription receivable                   (60,000)         (120,000)
  Additional paid-in-capital                      206,842           206,842
  Retained earnings                                 3,418           (65,572)
                                               -----------       -----------
     Total Stockholders' Equity                   300,260           171,270
                                               -----------       -----------
TOTAL                                          $4,229,237        $4,363,631
-----                                          ===========       ===========

The accompanying notes are an integral part of these financial statements.

                            CREDIT CONCEPTS, INC.
                             STATEMENTS OF INCOME
    For The Year Ended July 31, 1999 And The 7 Months Ended July 31, 1998

                                                   1999             1998
                                               -----------       -----------
REVENUES
--------
  Interest on contracts                        $1,295,228        $  468,116
  Other income                                      4,882             3,140
                                               ----------        -----------
     Total Revenues                             1,300,110           471,256
                                               ----------        -----------
EXPENSES
--------
  Interest                                        468,719           154,671
  Salaries and benefits                           200,631            79,584
  Provision for credit losses (Note 2)            336,558           231,129
  Other operating expenses                        225,212            71,444
                                               ----------        -----------
     Total Expenses                             1,231,120           536,828
                                               ----------        -----------
NET INCOME (LOSS)                              $   68,990        $  (65,572)
-----------------                              ==========        ===========

The accompanying notes are an integral part of these financial statements.

                                        CREDIT CONCEPTS, INC.
                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                               For The Year Ended July 31, 1999 and the
                                     7 Months Ended July 31, 1998

                         Credit
                       Concepts,
                          LLC                            Credit Concepts, Inc.
                       ----------    -----------------------------------------------------------------
                                                       Stock          Additional
                        Members'        Common      Subscription       Paid-in     Retained
                         Equity         Stock        Receivable        Capital     Earnings    Totals
                       ----------    -----------    ------------      ----------   --------- ----------
Balance at             $ 407,842     $        -     $         -       $        -   $      -  $ 407,842
December 31, 1997

Transfer of Interest
to Corporation at
1/1/98 in exchange
for:
 Stocks                 (236,842)         30,000              -          206,842          -          -
 Notes                  (171,000)              -              -                -          -   (171,000)
Additional stock
 subscriptions                 -         120,000       (120,000)               -          -          -

Net (loss)                     -               -              -                -    (65,572)   (65,572)
                       ----------    -----------    ------------      ----------   --------- ----------
Balance at
July 31, 1998                  -         150,000       (120,000)         206,842    (65,572)   171,270

Payments received              -               -         60,000                -          -     60,000

Net Income                     -              -               -                -     68,990     68,990
                       ----------    -----------    ------------      ----------   --------- ----------
Balance at
July 31, 1999          $       -     $   150,000    $   (60,000)      $  206,842   $  3,418  $ 300,260
                       ==========    ===========    ============      ==========   ========= ==========

The accompanying notes are an integral part of these financial statements.

                            CREDIT CONCEPTS, INC.
                           STATEMENTS OF CASH FLOWS
                   For The Year Ended July 31, 1999 and the
                         7 Months Ended July 31, 1998

                                                   1999              1998
                                               -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
 Net Income (Loss)                             $   68,990        $  (65,572)
                                               -----------       -----------
 Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
     Provision for credit losses on
      finance receivables                         336,558           231,129
     Depreciation and amortization                  9,810            37,616
     Recoveries of finance receivables
     previously charged off                       302,449            42,665
     Changes in assets and liabilities:
      Accrued interest on finance receivables      (2,800)          (64,500)
      Loan origination costs                      (18,514)          (35,148)
      Other assets                                 15,020           (57,081)
      Accounts payable, accrued and other
        liabilities                                17,640            34,174
      Deferred income                              28,466                 -
                                               -----------       ----------
Total Adjustments                                 688,629           188,855
                                               -----------       ----------
     Net Cash Provided by Operating Activities    757,619           123,283
                                               -----------       ----------

CASH FLOW FROM INVESTING ACTIVITIES:
-----------------------------------
 Loans and contracts originated or
   purchased                                   (2,886,555)       (4,410,614)
 Loans and contracts repaid                     2,410,531           478,778
 Additions to equipment and
   leasehold improvements                          (5,204)           (8,655)
                                               -----------       -----------
     Net Cash (Used) by Investing Activities     (481,228)       (3,940,491)
                                               -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
 Proceeds from debt                               507,545         4,506,664
 Repayment of debt                               (757,035)         (662,757)
                                               -----------       -----------
     Net Cash Provided (Used) by Financing
      Activities                                 (249,490)        3,843,907
                                               -----------       ----------
NET INCREASE IN CASH                               26,901            26,699
--------------------
CASH AT BEGINNING OF PERIOD                        55,003            28,304
---------------------------                    -----------       -----------
CASH AT END OF PERIOD                          $   81,904        $   55,003
---------------------                          ===========       ===========

The accompanying notes are an integral part of these financial statements.


                            CREDIT CONCEPTS, INC.
                      NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Business Activity
-----------------
Credit Concepts, Inc. (the Company) is in the business of purchasing retail installment contracts from automobile dealers in connection with the financing of used automobiles and making loans directly to consumers. The Company originally formed on August 29, 1997, as Credit Concepts, L.L.C. and began operations during October 1997. Effective January 1, 1998, the Company incorporated the operations into the existing entity via a tax-free incorporation.

Use Of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Finance Receivables
-------------------
Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-off or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related contract or loan.

Provisions for credit losses are recognized in amounts sufficient to maintain the allowance for credit losses at a level adequate to cover losses of principal and accrued interest in the existing finance receivable portfolio. The allowance for credit losses is based upon management's evaluation of the economic environment and the condition of outstanding loans and contracts receivable at year end. In addition, management reviews comparable industry information, delinquency status of loans and recency of payments received. All of these elements are considered in determining the adequacy of the provision for credit losses.

During the year, the unpaid balances of delinquent contracts receivable in excess of any related dealer guarantees are charged against the allowance for credit losses when management determines that no further collection efforts are economically beneficial. Changes in the allowance for credit losses may occur in the near term and such changes may be material to the financial position, results of operations and cash flows.

Interest Income Recognition
---------------------------
For financial statement purposes, interest income from finance receivables is recognized using the interest method. Accrual of interest income on finance receivables is suspended when the Company's management determines the loan recovery to be doubtful. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction of principal.

Equipment And Leasehold Improvements
------------------------------------
Equipment and leasehold improvements are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred; expenditures for additions, improvements and replacements are capitalized. Upon disposal or retirement of assets, the accounts are relieved of the related costs and accumulated depreciation and resulting gains or losses are recognized in operations.

Deferred Income
---------------
Deferred income consists of deferred loan fees and insurance commissions. These are recognized into income as an adjustment to yield using the straight-line method over the term of the related contracts or loans.

Reclassifications
-----------------
Certain prior year amounts have been reclassified to conform to the current year presentation.

Corporate Form And Income Taxes
-------------------------------
As noted, on January 1, 1998, Credit Concepts, Inc. converted from a Limited Liability Company to an S Corporation pursuant to the Internal Revenue Code.
As an S Corporation, the income tax liability arising from the taxable earnings of the Company is the responsibility of the stockholders. The company reports
its income for tax purposes on a calendar year basis.   Differences exist
between the financial statement and tax basis of certain assets and liabilities. These differences were not significant at July 31, 1999.

Cash And Cash Equivalents
-------------------------
For purposes of the statement of cash flows, the company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


NOTE 2 - FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES
-------------------------------------------------------------

As of July 31, 1999, information regarding the finance receivables is as follows:

Number of contracts and loans                                    1,234
Average Annual Percentage Rate (APR) of interest                 30.9%
Average original balance                                     $   5,213
Average term of contract                                         160 wks
Average age of contract                                          48 wks
Average payment per week                                     $   50

The terms of contracts are generally from one to five years. The Company anticipates that a majority of contracts will be paid or renewed prior to contractual maturity dates. Cash collections of finance receivables from August 1, 1998 to July 31, 1999, were $2,410,531. Additionally, the ratio of cash collections to average period-end balances was approximately 56% for the year ended July 31, 1999.

Change in the allowance for credit losses is as follows:

Balance at January 1, 1998                                   $          -
    Provision charged to expense                                  231,129
    Accounts charged off                                          (82,794)
    Recoveries                                                     42,665
                                                             -------------
Balance at July 31, 1998                                          191,000
    Provisions charged to expense                                 336,558
    Accounts charged off                                         (504,007)
    Recoveries                                                    302,449
                                                             -------------
Balance at July 31, 1999                                     $    326,000
                                                             =============


NOTE 3 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS
----------------------------------------------

Equipment and leasehold improvements consist of the following:

                                              1999            1998
                                          -----------     ----------
Computer equipment                        $   25,945      $  21,777
Office furniture and equipment                14,817         13,705
Leasehold improvements                         2,142          2,223
                                          -----------     ----------
                                              42,904         37,705
Less:  Accumulated depreciation and
  amortization                               (13,835)        (4,020)
                                          -----------     ----------
                                          $   29,079      $  33,685
                                          ===========     ==========


NOTE 4 - DEBT
-------------

Following is a summary of all debt held by the Company at July 31, 1999 and 1998:

                                                      1999            1998
                                                   ----------     ----------
Bank line of credit (available credit line -
$3,000,000) - without collateral, interest
at the institution's prime rate (8% at July
31, 1999) plus 2%, due December 15, 2000,
guaranteed by the stockholders of Credit
Concepts, Inc.                                     $ 2,695,509    $ 2,687,431
                                                   -----------    -----------
Notes payable to various individuals - without
collateral, maturities to 2004, with interest
from 10% to 12%.                                       211,000        240,000

Notes payable to related party - without
collateral, no maturity, with interest at 12%.               -         61,500
                                                   -----------    -----------
      Total other notes payable                        211,000        301,500

Subordinated notes payable to stockholders -
without collateral, no stated maturity, with
interest at 12%.                                       938,908      1,165,976
                                                   -----------    -----------
      Total                                        $ 3,845,417    $ 4,154,907
                                                   ===========    ===========


The subordinated notes payable provide for subordination to any present and future debt owed by Credit Concepts, Inc. to any bank, insurance company or other financial institution. Subordinated debt with stockholders and officers of Credit Concepts, Inc. of $938,908 is also subordinated to other notes payable of $211,000.

Scheduled maturities of debt in subsequent fiscal years are as follows:

                         2000                          $  2,755,509
                         2001                                     -
                         2002                                     -
                         2003                                     -
                         2004                                     -
                         Thereafter                       1,089,908
                                                       ------------
                                                          3,845,417
                                                       ============


NOTE 5- OPERATING LEASES
------------------------

The company leases its office space in Eugene, Oregon under an operating lease expiring on October 31, 2000.

The minimum future rental payments under this non-cancelable operating lease are:

                      Year ending July 31, 2000        $     15,690
                        "    "      "   "  2001               3,960
                                                       ------------
                                                       $     19,650
                                                       ============


NOTE 6 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
----------------------------------------------------------

                                                  1999              1998
                                               ----------        ----------
     Cash paid during the year for interest    $ 451,574         $ 131,522

Non-cash financing activities consisted of issuance of additional stock subscriptions in the amount of $120,000, during 1998.


NOTE 7 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and cash equivalents
-------------------------
For cash, the carrying amount is the estimated fair value.

Finance receivables
-------------------
There are generally no quoted market prices available for finance receivables. The net fair value of such receivables is estimated to approximate the net carrying value based upon interest rates as of July 31, 1999.


NOTE 8 - CONCENTRATION OF CREDIT RISK
-------------------------------------

Financial investments which potentially subject the company to credit risk consist of cash and finance receivables. The company's cash balances are with reputable banks and periodically exceed insured limits. The company's finance receivables are from customers in the Eugene/Springfield area of Oregon.

                            CREDIT CONCEPTS, INC.
                                BALANCE SHEETS

                                    ASSETS
                                    ------
                                              October 31
                                              (Unaudited)           July 31
                                      --------------------------  ------------
                                          1999           1998         1999
                                      ------------   -----------  ------------
Cash                                  $    89,959    $   118,324  $    81,904
                                      ------------   ------------ ------------
Finance receivables:
 Contracts                              3,675,775      4,505,247    3,807,582
 Loans                                    549,124              -      489,597
 Loan origination costs                    53,763         64,955       53,662
 Unearned discounts on contracts           (3,807)             -            -
 Allowance for credit losses             (325,321)      (257,000)    (326,000)
                                      ------------   ------------ ------------
     Finance Receivables, Net           3,949,534      4,313,202    4,024,841
                                      ------------   ------------ ------------
Interest receivable on contracts           71,123         63,000       67,300
Equipment and leasehold
 improvements, net                         30,602         35,465       29,079
Other assets                               20,014         19,129       26,113
                                      ------------   ------------ ------------
TOTAL                                 $ 4,161,232    $ 4,549,120  $ 4,229,237
                                      ============   ===========  ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
                                              October 31
                                              (Unaudited)            July 31
                                      --------------------------- ------------
                                           1999          1998          1999
                                      ------------   ------------ ------------
LIABILITIES
-----------
  Debt:
      Bank line of credit             $ 2,647,954    $ 2,935,431  $ 2,695,509
      Other notes payable                 178,500        294,643      211,000
      Subordinated notes payable
      to stockholders                     882,304      1,102,599      938,908
      Investment certificates              35,000              -            -
  Accounts payable and accrued
      expenses                             24,459          5,619       14,800
  Interest payable                         34,276         32,834       40,294
  Deferred income                          30,466              -       28,466
                                      ------------   ------------ ------------
      Total Liabilities                 3,832,959      4,371,126    3,928,977
                                      ------------   ------------ ------------
STOCKHOLDERS' EQUITY
--------------------
  Common stock, no par value,
      1,000 shares authorized,
      300 issued and outstanding          150,000        150,000      150,000
  Stock subscription receivable           (60,000)      (120,000)     (60,000)
  Additional paid-in-capital              206,842        206,842      206,842
  Retained earnings (deficit)              31,431        (58,848)       3,418
                                      ------------   ------------ ------------
      Total Stockholder's Equity          328,273        177,994      300,260
                                      ------------   ------------ ------------
TOTAL                                 $ 4,161,232    $ 4,549,120  $ 4,229,237
-----                                 ============   ============ ============

                            CREDIT CONCEPTS, INC.
                             STATEMENTS OF INCOME

                                                          Three Months
                                                        Ended October 31
                                                          (Unaudited)
                                                   -------------------------
                                                      1999            1998
                                                   ---------      ----------
REVENUES
--------
   Interest on contracts                           $ 310,751      $ 352,227
   Other income                                        1,628            810
   Collection charges                                  5,079              -
                                                   ---------      ----------
   Total Revenues                                    317,458        353,037
                                                   ---------      ----------
EXPENSES
--------
   Interest                                          112,527        140,894
   Salaries and benefits                              58,924         39,373
   Provision for credit losses                        55,500        106,949
   Other operating expenses                           62,494         59,097
                                                   ---------      ----------
   Total Expenses                                    289,445        346,313
                                                   ---------      ----------

NET INCOME                                            28,013          6,724
----------
RETAINED EARNINGS (DEFICIT), Beginning of period       3,418        (65,572)
------------------------------------------------   ---------      ----------
RETAINED EARNINGS (DEFICIT), End of period         $  31,431      $ (58,848)
------------------------------------------         =========      ==========

                            CREDIT CONCEPTS, INC.
                           STATEMENTS OF CASH FLOWS

                                                          Three Months
                                                        Ended October 31
                                                          (Unaudited)
                                                   --------------------------
                                                      1999           1998
                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
 Net Income                                        $   28,013     $    6,724
                                                   -----------    -----------
 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
     Provision for credit losses on finance
      receivables                                      55,500        106,949
     Depreciation and amortization                      8,183          4,691
     Recoveries of finance receivables
      previously charged off                           62,464         75,824

 Changes in assets and liabilities:
     Accrued interest on finance receivables           (3,823)         1,500
     Loan origination costs                              (101)       (29,807)
     Unearned discounts on finance receivables          3,807              -
     Other assets                                         518         19,073
     Accounts payable, accrued and other
      liabilities                                       3,641            999
     Deferred income                                    2,000              -
                                                   -----------    -----------
 Total Adjustments                                    132,189        179,229
                                                   -----------    -----------
       Net Cash Provided by Operating
       Activities                                     160,202        185,953
                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
 Loans and contracts originated or purchased         (606,543)      (533,364)
 Loans and contracts repaid                           560,180        236,506
 Additions to equipment and leasehold
   improvements                                        (4,125)        (3,540)
                                                   -----------    -----------
       Net Cash (Used) by Investing Activities        (50,488)      (300,398)
                                                   -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------
 Proceeds from debt                                         -        177,766
 Net payments on line of credit                       (47,555)             -
 Proceeds from investment certificates                 35,000              -
 Repayment of debt                                    (89,104)             -
                                                   -----------    -----------
       Net Cash Provided (Used) by Financing
       Activities                                    (101,659)       177,766
                                                   -----------    -----------

NET INCREASE (DECREASE) in CASH                         8,055         63,321
-------------------------------
CASH, BEGINNING OF PERIOD                              81,904         55,003
-------------------------                          -----------    -----------
CASH, END OF PERIOD                                $   89,959     $  118,324
-------------------                                ===========    ===========

                            CREDIT CONCEPTS, INC.
                        NOTES TO FINANCIAL STATEMENTS
                                 (Unaudited)


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------
The Company's financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods presented. The financial statements for the three-month periods should be read in conjunction with the financial statements and notes thereto for the periods ended July 31, 1999 and 1998, included in the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 29, 1999.

Reclassifications
-----------------
Certain reclassifications have been made to the financial statements for the periods presented from amounts previously reported to conform with classifications currently adopted. Such reclassifications had no effect on previously reported shareholders' equity or results of operations.

                            SUBSCRIPTION AGREEMENT



Credit Concepts, Inc.
2149 Centennial Plaza, Suite 2
Eugene, Oregon 97401

Attention:  President


     1. SUBSCRIPTION. I hereby subscribe to purchase $_________________ (must be multiples of $1,000) principal amount of Short-Term Investment Certificates and $___________ (must be multiples of $1,000) principal amount of Long-Term Investment Certificates of Credit Concepts, Inc. ("Company") as described in the Company's Prospectus dated _________, 2000 (the "Prospectus"). The Short-Term Investment Certificates and the Long-Term Investment Certificates are sometimes together referred to herein as the "Securities." I enclose a check or money order for the full amount of the purchase price with this Subscription Agreement. I understand that this Subscription Agreement must be accepted by the Company before it becomes binding.


          By execution of this Subscription Agreement, I hereby acknowledge that I understand that the Company is relying upon the accuracy and completeness of all information I have provided and all representations and warranties I have made in complying with the Company's obligations under applicable state securities laws. I further acknowledge and certify that I have received, read, and am familiar with the Prospectus.

     2.   LACK OF TRADING MARKET.   I acknowledge that there is currently no
trading market in the Securities, and it is unlikely that there will ever be a public trading market for the Securities, with consequent possible indefinite illiquidity of the Securities except through redemption by the Company, and I represent that I have no reason to expect a need for liquidity with respect to my investment prior to maturity of the Securities that I am purchasing;

     3.   SUITABILITY STANDARDS, REPRESENTATIONS, AND WARRANTIES.   I represent
and warrant that all of the information which I have furnished in this Subscription Agreement and accompanying Offeree Questionnaire is correct and complete as of the date of this Subscription Agreement, and will be correct and complete on the closing of the sale of Securities subscribed for, and that the representations and warranties and the agreements herein shall survive the closing date and may be relied upon by the Company in its compliance with state securities laws.

     4.   MISCELLANEOUS.

          (a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Company at the address set forth above and to the undersigned at the address set forth on the signature page hereof.

          (b) This Subscription Agreement and accompanying Offeree Questionnaire constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior or contemporaneous representations, warranties, or agreements (whether oral or written), and may be amended, modified or waived only by a writing executed by the party to be bound.

          (c) If more than one person is signing this Subscription Agreement, each representation, warranty and agreement made herein shall be a joint and several representation, warranty or agreement of each person and entity on behalf of which this Subscription Agreement is signed.

          (d) This Subscription Agreement is severable, so that if any provision hereof shall be deemed to be unenforceable, it shall be automatically revised (including, if necessary, deletion of the offending provision) to the extent, but only to the extent, that it shall then be deemed enforceable, and any such enforceable revised portion and all other provisions hereof shall remain in full force and effect.

          (e) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, with venue laid in Lane County, Oregon. In the event either party commences or threatens an action based in any way upon the investment to which this Subscription Agreement relates, the losing party shall pay all of the costs of the prevailing party with respect thereto, including the prevailing party's reasonable attorneys fees.

                            OFFEREE QUESTIONNAIRE
                              (For Individuals)


     In order to comply with the requirements of state securities laws, Securities of Credit Concepts, Inc. (the "Company") may be sold only to persons meeting the suitability standards established by the Company.

     The purpose of this Offeree Questionnaire is to obtain information from each prospective investor relating to his, her or its ability to bear the economic risks of the proposed investment and whether or not the investment is suitable for the investor based upon the investor's financial situation and investment objectives. Such information is required in order to determine whether or not the suitability standards set forth herein and in the Prospectus have been met by the prospective investor.

     By signing this Offeree Questionnaire you agree that it may be shown to such authorized persons as the Company may deem appropriate to establish that the offer and sale of this investment in the Company will not result in any violation of state securities laws or regulations.

     A separate Offeree Questionnaire must be completed for each co-owner of Securities. Additional forms are available from the Company.

     You make the following representations with the intent that they may be relied upon by the Company, its officers, employees and agents designated by the Company.

     (Please Print or Type; if more than one subscriber, please provide additional pages with same entries completed for each subscriber)

I.   BIOGRAPHICAL INFORMATION.
-----------------------------

     A.   Name, Address and Birth date:

          Name:          ___________________________________
                         (Please print)

          Address:       ___________________________________

                         ___________________________________

          Birth Date:    ___________________________________

     B.   Employer or Business Association and Position:

                         ___________________________________

                         ___________________________________

     C.   Business Address and Telephone Number:

                         ____________________________________

     D.   Marital Status:  _____ Single _____ Married

     E.   State of Residence:  _________________________

          Voter Registration in Same State:    _____ Yes     _____ No

          Resident Income Tax Return (if any)


     Filed for Same State in 200_: ____ Yes  ____ No   ____ (Inapplicable)


     F.   Additional Information:

          Driver's License Number: _____________  State: ______________

     G. Please indicate which statements qualify you for an investment in the Company's securities.

          I hereby confirm to you that:

(PLEASE INDICATE WITH YOUR INITIALS WHICH STATEMENT IS APPLICABLE.):

          _____     (i)  I am a natural person whose individual net worth, or
joint net worth with my spouse, at the time of purchase, exceeds $150,000;

                         OR:

          _____     (ii) I am a natural person who had an individual income or joint income together with my spouse of in excess of $75,000 during the most recent year and my individual net worth, or joint net worth with my spouse, at the time of purchase, exceeds $75,000;

          IN ADDITION, I hereby confirm to you that (PLEASE INDICATE WITH YOUR INITIALS):

          _____     The total amount of my investment in Securities of the
Company, both those being purchased now and those purchased previously that are still outstanding, does not exceed 10% of my individual net worth, or joint net worth with my spouse, at the time of the present purchase.

          In calculating "net worth" as required above, the value of home, home furnishings and personal automobiles is excluded, and all assets are valued at fair market value.

          I represent and warrant to the Company that (PLEASE DESIGNATE WITH YOUR INITIALS, AS APPLICABLE):

          _____ Either my spouse or I am presently employed full-time.

          _____ My spouse and I are retired and live off our savings.

          _____ I handle my own financial affairs.

          _____ I have advised others in handling their financial affairs.

          _____ I have made other investments, including those in the securities of other companies, based upon my own personal assessment of their prospects and worth.

          _____ I have previously made illiquid investments, including one or more of the following: real estate, stock in a family or other closely-held corporation, limited partnership interests, limited liability company interests, or investment-grade artwork, antiques or collectables.

          _____ I have assumed a management role in at least one business with which I have been associated.

          _____ I have previously engaged in speculative investments, including one or more of the following: speculative stocks, options, commodities futures or similar risky investments.

          _____ I have a degree in business administration or have taken business courses in accounting, investments and management.

          _____ I have made use of the following professional advisor to advise me in the present investment: __________________________________

II.  SUBSCRIPTION INFORMATION.
     -------------------------

     Amount of Short-Term Investment Certificates
     Subscribed For:                                   $ _______________

     Amount of Long-Term Investment Certificates
     Subscribed For:                                   $ _______________

     Total Purchase Price of Investment Certificates
     Subscribed For:                                   $________________

     Method of Payment: $________  Check; $__________ Money Order

     Make Checks payable to "CREDIT CONCEPTS, INC." and mail payment with a completed and executed Subscription Agreement to:

                            CREDIT CONCEPTS, INC.
                        2149 Centennial Plaza, Suite 2
                             Eugene, Oregon 97401

Manner in which title is to be held:

     _______   Community property (one signature).
     _______   Individual ownership.
     _______   Joint tenancy (both sign).
     _______   Tenancy-in-common (all sign).
     _______   Corporation
     _______   Partnership
     _______   Trust
     _______   Other (Please indicate)  ______________________

                                SIGNATURE PAGE
                              (For Individuals)
            TO BE COMPLETED AND SIGNED BY ALL INDIVIDUAL INVESTORS

     This page constitutes the Signature Page for INDIVIDUALS for the following documents: (a) Subscription Agreement and (b) Offeree Questionnaire.
Execution of this Signature Page constitutes execution of such documents.


     IN WITNESS WHEREOF, the undersigned has executed the Subscription Agreement and the Offeree Questionnaire this _____ day of ___________, 200__.



------------------------------               -----------------------------
Signature of Individual                      Signature of Spouse (or
                                             Joint Purchaser, if any)

------------------------------               ------------------------------
Print Name of Individual                     Print Name of Spouse (or
                                             Joint Purchaser, if any)

------------------------------               ------------------------------
Social Security Number                       Social Security Number

------------------------------               ------------------------------
Legal Residence Address of                   Legal Residence Address of
Individual (Do not use P.O.                  Joint Purchaser, if any, (Do
Joint Purchaser, if any,                     not use P.O. Box) (If different
                                             from address of other joint
                                             purchaser)

------------------------------               ------------------------------
City                                         City

------------------------------               ------------------------------
State          Zip Code                      State          Zip Code


FOR COMPANY USE ONLY:


SUBSCRIPTION ACCEPTED:                       CREDIT CONCEPTS, INC.

---------------------------, 200--           By------------------------------
                                             Its-----------------------------

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.
----------------------------------------------------
     The Oregon Business Corporation Act (Or. Rev. Stat. Section 60.047(2)(3) and Sections 60.387 to 60.414) authorizes a corporation, through its articles of incorporation and bylaws, to limit the liability of directors and to grant indemnity to directors, officers, employees or agents for actions taken with respect to the corporation in their respective capacities as directors, officers, employees or agents. Indemnification for such liabilities may be provided to an officer, director, employee or agent based upon the determination by a vote of the disinterested Board of Directors, a vote by a special committee of the Board of Directors, by the determination of a special legal counsel or by a vote of the shareholders that the director, officer, employee or agent may properly be indemnified under the statute. Except as set forth below, this includes liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI of the Company's Articles of Incorporation (Exhibit 3(a) hereto) limits a director's liability to the Company or its shareholders for monetary damages arising out of his or her conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the Company or its shareholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any unlawful distribution under ORS 60.367, or any unlawful distribution or any transaction in which the director derived an improper personal benefit. Article V of the Company's Bylaws (Exhibit 3(b) hereto) provide for indemnification of the Company's directors in cases in which the director successfully defends the action and in certain other circumstances in which the director acts in good faith, believes the conduct to be in the corporation's best interest or not opposed to it, and (for alleged criminal conduct) has no reasonable cause to believe the conduct to have been unlawful, except for acts for which the director is ultimately adjudged liable to the corporation. The Company may also advance litigation expenses to directors, officers, agents and employees under certain circumstances.


Item 25.  Other Expenses of Issuance and Distribution.
------------------------------------------------------
     The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the non-accountable expense allowance payable by the Company in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC Registration Fee.


     SEC Registration Fee                   $  2,780
     Blue Sky Fees and Expenses             $    500
     Printing and Engraving Expenses        $ 10,000
     Legal Fees and Expenses                $ 70,000
     Accounting Fees and Expenses           $ 35,000
     Miscellaneous Expenses                 $  1,720
                                            --------
           Total                            $130,000



Item 26.  Recent Sales of Unregistered Securities.
--------------------------------------------------
     (a)  In connection with the founding of the Company in August, 1997, Tom
W. Palmer, Eugene C. Albert and Ted W. Palmer, currently the Company's President and a Director, the Company's Vice-President and a Director and a Company Director, respectively, were issued all of the equity interests in Credit Concepts, L.L.C., the Company's predecessor, in reliance upon Section 4(2) of the Securities Act.

     (b) On October 15, 1997, the Company sold a $50,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (c) On October 16, 1997, the Company sold a $5,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (d) On November 15, 1997, the Company sold a $30,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (e) On November 18, 1997, the Company sold a $116,000 promissory note without interest to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (f) On December 10, 1997, the Company sold a $150,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (g) On January 15, 1998, the Company sold a $40,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act.

     (h) On January 20, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer Trust each purchased 100 shares of capital stock of Credit Concepts, Inc. for $50,000 in reliance upon Section 4(2) of the Securities Act.

     (i) On February 24, 1998, the Company sold a $30,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (j) On March 9, 1998, the Company sold a $10,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $15,000 promissory note bearing interest at 13% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (k) On March 16, 1998, the Company sold two $50,000 promissory notes, each bearing interest at 12% per annum, to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (l) On March 25, 1998, the Company sold a $10,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act.

     (m) On March 26, 1998, the Company sold a $3,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $7,000 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (n) On April 1, 1998, the Company sold a $10,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act. On the same date, the Company sold a $50,000 promissory note bearing interest at 12% per annum to M. Jacobs Fine Furniture Profit Sharing Plan, the "accredited" owner and operator of which furniture store is the trustee under the Plan. Members of the Company's management had an existing personal and business relationship with the owner-operator of this furniture store, and the transaction was made in reliance upon Section 4(2) of the Securities Act.

     (o) On April 8, 1998, the Company sold a $40,000 promissory note bearing interest at 12% per annum to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (p) On April 15, 1998, the Company sold a $60,000 promissory note bearing interest at 12% per annum to Bjarnie & Elsie Abrahamson, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (q) On May 4, 1998, the Company sold a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (r) On May 18, 1998, the Company sold a $32,000 promissory note bearing interest at 12% per annum to Melvin S. Martinson and Leorne E. Martinson, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (s) On May 28, 1998, the Company sold a $25,000 promissory note bearing interest at 12% per annum to William and Debra Cox, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (t) On June 18, 1998, the Company sold a $4,500 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (u) On June 25, 1998, the Company sold a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act. On the same date, the Company sold a $70,000 promissory note bearing interest at 12% per annum to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (v) On June 30, 1998, the Company sold a $15,500 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (w) On July 14, 1998, the Company sold a $10,000 promissory note bearing interest at 10% per annum to Stanley B. Woods and Jo Ellen Woods, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (x) On July 27, 1998, the Company sold a $450,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, Tom W. Palmer, the President and a Director of the Company, and Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon
Section 4(2) of the Securities Act.


     The registrant is relying upon Rule 152 of the Securities Act to preclude the integration of present offering with the offer and sale of the above equity interests, shares and promissory notes in connection with registrant's reliance upon Section 4(2) in the offer and sale of the above equity interests, shares and promissory notes.


Item 27.  Exhibits and Financial Statement Schedules.
-----------------------------------------------------
NUMBER         DESCRIPTION
------         -----------
 3(a)          Articles of Incorporation
 3(b)          By-Laws

 4(a)          Specimen Short-Term Investment Certificate *
 4(b)          Specimen Long-Term Investment Certificate *
 5(a)          Opinion of Karr Tuttle Campbell *

10(a)          Form of Master Dealer Agreement with automobile dealers,
               including Amendment to Master Dealer Agreement
10(b)          Form of Contract purchased from automobile dealers
10(c)          Bill of Sale and Assumption of Liabilities dated January 20,
               1998 with Albert Credit, LLC
10(d)          Loan Agreement dated April 6, 1998 with Pacific Continental
               Bank, and Amendment to Loan Agreement dated November 4, 1998
10(e)          Promissory Note in favor of Pacific Continental Bank dated
               April 6, 1998
10(f)          Commercial Guaranty by Thomas W. Palmer dated April 6, 1998
10(g)          Commercial Guaranty by Eugene C. Albert dated April 6, 1998
10(h)          Commercial Guaranty by Ted W. Palmer dated April 6, 1998
10(i)          Commercial Security Agreement dated April 6, 1998 with
               Pacific Continental Bank
10(j)          Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank, including as collateral Thomas W. Palmer's life insurance policy
10(k)          Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank, including as collateral Eugene C. Albert's life insurance policy
10(l)          Agreement to Provide Insurance dated April 6, 1998 with Pacific
               Continental Bank
10(m)          Assignment of Life Insurance Policy as Collateral dated
               March 10, 1998 with Pacific Continental Bank for
               Thomas W. Palmer's life insurance policy
10(n)          Assignment of Life Insurance Policy as Collateral dated
               March 10, 1998 with Pacific Continental Bank for Eugene C.
               Albert's life insurance policy
10(o)          Employment Agreement dated September 24, 1997 with
               Kimberly M. Coleman
10(p)          Buy-Sell Agreement dated January 20, 1998 between Ted W.
               Palmer, Thomas W. Palmer and Eugene C. Albert
10(q)          Lease Agreement dated October 14, 1997 with Keypac Leasing, including Limited Guaranty
10(r)          Form of Promissory Note evidencing loans from private investors
10(s)          Master Dealer Agreement dated October 23, 1997 with Hutchins
               Imported Motors, Inc. (now known as "Lithia Toyota of
               Springfield")
10(t)          Master Dealer Agreement dated November 11, 1997 with Hutchins
               Eugene Nissan, Inc. (now known as "Lithia Nissan of Eugene")
10(u)          Master Dealer Agreement dated February 4, 1998 with JKL
               Automotive, Inc. d/b/a Kieffer's Eugene Mazda
10(v)          Master Dealer Agreement dated November 28, 1997 with Kendall
               Ford Inc.
10(w)          Master Dealer Agreement dated December 15, 1997 with
               Guaranty Chev Pont Olds Co. Inc.
10(x)          Forbearance Agreement dated March 23, 1999 by Thomas W. Palmer
10(y)          Forbearance Agreement dated March 24, 1999 by Eugene C. Albert
10(z)          Forbearance Agreement dated March 24, 1999 by Ted W. Palmer
23(a)          Consent dated August 19, 1998 of Yergen and Meyer LLP
23(b)          Consent dated March 23, 1999 of Yergen and Meyer LLP
23(c)          Consent dated April 28, 1999 of Yergen and Meyer LLP
23(d)          Consent dated January 7, 2000 of Moss Adams LLP *
  -            Consent of Karr Tuttle Campbell **
24(a)          Power of Attorney by signers of registration statement***
27             Financial Data Schedule *
--------------------------------------
*    Filed herewith.
**   Included as part of Exhibit 5(a), Opinion of Karr Tuttle Campbell.
***  Set forth on signature page of registration statement.


Item 28.  Undertakings.
-----------------------

     (a)  INDEMNIFICATION FOR LIABILITIES.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  RULE 430A UNDERTAKINGS.

          The undersigned Registrant hereby undertakes that:

          (i) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time declared effective.

          (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned in the city of Eugene, state of Oregon, on January 12, 2000.

                                        CREDIT CONCEPTS, INC.
                                                (Registrant)


                                        By: /s/ Tom W. Palmer
                                            ------------------------
                                           (Tom W. Palmer) President
                                           (Signature and Title)


/s/ Tom W. Palmer           President and Director     January 12, 2000
---------------------              (Title)             ----------------
  (Tom W. Palmer)                                           (Date)



Eugene C. Albert               Vice-President,         January 12, 2000
                            Secretary and Director     ----------------
By: /s/ Tom W. Palmer              (Title)                  (Date)
    -----------------
    (Tom W. Palmer*)



Ted W. Palmer                      Director            January 12, 2000
                                   (Title)             ----------------
By: /s/ Tom W. Palmer                                       (Date)
    -----------------
    (Tom W. Palmer*)


---------------------
* Pursuant to Power of Attorney dated November 5, 1998 accompanying the signature page of the registration statement as initially filed.